                                                                 EXECUTION
                                                                 COPY







                            STOCK PURCHASE AGREEMENT

                           DATED AS OF APRIL 29, 1998

                                     AMONG

                            SFX SPORTS GROUP, INC.,

                            SFX ENTERTAINMENT, INC.

                                      AND

                                  DAVID FALK,

                                  CURTIS POLK

                                      AND

                               G. MICHAEL HIGGINS

                               TABLE OF CONTENTS

                                                                           PAGE

ARTICLE I
     DEFINITIONS............................................................  2
     1.1          General...................................................  2
     1.2          Definitions...............................................  2
     1.3          Interpretation............................................  9

ARTICLE II
     TRANSACTIONS AT CLOSING................................................  9
     2.1          Sale and Purchase of Purchased Shares and Cancellation
                  of SARs...................................................  9
     2.2          Payment of the Cash Purchase Price........................ 10
     2.3          Stock Transfer Taxes...................................... 10
     2.4          Agreement to Issue Securities............................. 10
     2.5          Restrictive Legend........................................ 10
     2.6          Registration Rights....................................... 11
                  2.6.1    Piggyback Registrations.......................... 11
                  2.6.2    Demand Registration.............................. 11
                  2.6.3    Listing of Securities; Expenses.................. 13
                  2.6.4    Information...................................... 13
                  2.6.5    Communication with Holders....................... 14
                  2.6.6    Indemnification by SFX........................... 15
                  2.6.7    Indemnification Procedures....................... 15
                  2.6.8    Other Remedies................................... 16
                  2.6.9    No Assignment of Registration Rights............. 17
     2.7          Earn-out.................................................. 17

ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF SELLERS.............................. 22
     3.1          Sellers' Status; Authority; Enforceability;
                  Conflicts; Consents....................................... 22
     3.2          The Purchased Shares and the SARs......................... 22
     3.3          Organization and Standing of the Companies................ 23
     3.4          Capital Stock of the Companies............................ 23
     3.5          Equity Interests.......................................... 24
     3.6          Contracts................................................. 24
     3.7          Compliance with Laws...................................... 24
     3.8          Litigation................................................ 24
     3.9          Personnel Identification and Compensation................. 24
     3.10         Existing Employment Contracts............................. 25
     3.11         Environmental............................................. 25

                  3.11.1    Definitions..................................... 25
                  3.11.2    Compliance with Environmental Laws.............. 25
     3.12         ERISA..................................................... 26
     3.13         Tax Matters............................................... 27
     3.14         Title to Assets........................................... 29
     3.15         Real Property............................................. 29
     3.16         Licenses and Permits...................................... 29
     3.17         Insurance................................................. 30
     3.18         Financial Statements...................................... 30
     3.19         Undisclosed Liabilities................................... 30
     3.20         Conduct of Businesses Since Reference Balance Sheet Date.. 30
     3.21         Broker's or Consultant's Fees............................. 31
     3.22         Securities Laws Representations........................... 31
     3.23         Consents.................................................. 32
     3.24         Conduct of Business....................................... 32
     3.25         Life Insurance Policies on Falk........................... 32
     3.26         Investment in SFX, Marquee or Triathlon................... 33
     3.27         Claims by Sellers Against Companies....................... 33

ARTICLE IV
     REPRESENTATIONS AND WARRANTIES OF PURCHASER............................ 33
     4.1          Corporate Status.......................................... 33
     4.2          Authority of Purchaser.................................... 33
     4.3          Due Authorization......................................... 34
     4.4          Enforceability; Conflicts................................. 34
     4.5          Consents.................................................. 34
     4.6          Broker's or Consultant's Fees............................. 34
     4.7          Securities................................................ 34
     4.8          Disclosure................................................ 35
     4.9          SEC Compliance............................................ 35
     4.10         Undisclosed Liabilities................................... 35
     4.11         Sufficient Funds.......................................... 35

ARTICLE V
     PRE-CLOSING COVENANTS.................................................. 35
     5.1          Antitrust Notification; Required Filings.................. 35
     5.2          Conduct of the Business................................... 36
     5.3          Right of Inspection; Access to Books and Personnel........ 37
     5.4          Notification of Material Adverse Events................... 38
     5.5          Schedules and Supplemental Disclosures.................... 38
     5.6          Code Sections 897 and 1445 Withholding.................... 38
     5.7          Exclusivity............................................... 38
     5.8          Non-Transferrable Contracts............................... 38
     5.9          Publicity................................................. 38

                                     -ii-

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     5.10         Best Efforts.............................................. 39
     5.11         Resignations.............................................. 39

ARTICLE VI
     CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS........................ 39
     6.1          Obligations to be Satisfied on or Prior to Closing Date... 39

ARTICLE VII
     CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS........................... 41
     7.1          Obligations to Be Satisfied on or Prior to Closing Date... 41

ARTICLE VIII
     CLOSING................................................................ 42
     8.1          Time and Place............................................ 42
     8.2          Closing Transactions...................................... 42
     8.3          Deliveries by Sellers to Purchaser........................ 42
     8.4          Deliveries by Purchaser to Seller......................... 43

ARTICLE IX
     OTHER AGREEMENTS....................................................... 44
     9.1          Further Assurance......................................... 44
     9.2          Confidentiality........................................... 45
     9.3          SFX Guaranty.............................................. 46
     9.4          Benefit Plans............................................. 47
     9.5          S Corporation Status...................................... 47
     9.6          Code Section 338(h)(10) Election.......................... 48
     9.7          Indemnity for, and Payment of, Section 338 Taxes.......... 49
     9.8          Additional Tax Matters.................................... 51
     9.9          Tax Contests.............................................. 54

ARTICLE X
     INDEMNIFICATION........................................................ 56
     10.1         Indemnification by Sellers................................ 56
     10.2         Limitation on Indemnification............................. 56
     10.3         Indemnification by Purchaser and SFX...................... 56
     10.4         Specific Breaches......................................... 57
     10.5         Procedure for Indemnification............................. 57
     10.6         Survivability of Indemnity................................ 58
     10.7         Payment................................................... 58

ARTICLE XI
     TERMINATION............................................................ 58
     11.1         Rights to Terminate....................................... 58
     11.2         Effects of Termination.................................... 59

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ARTICLE XII
     MISCELLANEOUS PROVISIONS............................................... 59
     12.1         Notices................................................... 59
     12.2         Assignment................................................ 60
     12.3         Benefit of the Agreement.................................. 60
     12.4         Exhibits and Schedules.................................... 61
     12.5         Headings.................................................. 61
     12.6         Entire Agreement.......................................... 61
     12.7         Modifications and Waivers................................. 61
     12.8         Counterparts.............................................. 61
     12.9         Severability.............................................. 61
     12.10        Governing Law............................................. 61
     12.11        Jurisdiction; Service of Process.......................... 61
     12.12        Expenses.................................................. 62


EXHIBITS

         EXHIBIT A  Form of Falk Employment Agreement
         EXHIBIT B  Form of Polk Employment Agreement
         EXHIBIT C  Form of Higgins Employment Agreement
         EXHIBIT D  Form of Withholding Certificate
         EXHIBIT E  Estimated Closing Date Allocation, Gross-Up and Methodology

                                      -iv-


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DISCLOSURE SCHEDULES
   Schedule 2.2         Allocation of Cash Purchase Price among Sellers
   Schedule 2.4(a)      Initial Allocation of Securities among Sellers
   Schedule 2.7(a)      EBITDA Minimums for Earn-out Payments
   Schedule 2.7(c)(iii) Excess Earn-out Payments
   Schedule 3.5         Equity Interests of Companies
   Schedule 3.6         Contracts
   Schedule 3.8         Litigation
   Schedule 3.9         Personnel Identification of Officers, Directors and
                        Employees
   Schedule 3.10        Existing Employment Contracts
   Schedule 3.11        Compliance with Environmental Laws
   Schedule 3.12        Employee Benefit Matters
   Schedule 3.13        Tax Matters
   Schedule 3.14        Title to Assets
   Schedule 3.15        Real Property
   Schedule 3.16        Licenses and Permits
   Schedule 3.17        Insurance Policies
   Schedule 3.18        Financial Statements
   Schedule 3.19        Undisclosed Liabilities
   Schedule 3.20        Absence of Material Adverse Change
   Schedule 3.23        Consents
   Schedule 5.2         Conduct of Business
   Schedule 5.2(iv) Adoption or Amendment of Collective Bargaining Agreements/Employee Benefit Plans
   Schedule 5.2(v)      Changes to Compensation
   Schedule 5.2(vi)     Incurrence of Indebtedness
   Schedule 5.2(vii)    Pledge on Assets
   Schedule 5.2(xi) Payments, Contributions or Awards under Employee Benefit Plans/Employment Agreements
   Schedule 5.11        Resignations
   Schedule 10.2        Matter Not Subject to Indemnification by Sellers


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

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT is entered into as of the 29th day of April, 1998, by and among DAVID FALK ("Falk"), CURTIS POLK ("Polk") and G. MICHAEL HIGGINS ("Higgins") (collectively, "Sellers"), SFX SPORTS GROUP, INC., a Delaware corporation ("Purchaser"), and SFX ENTERTAINMENT, INC., a Delaware corporation ("SFX").


                              W I T N E S S E T H:

         WHEREAS:

         A. Falk and Polk own beneficially and of record all of the issued and outstanding shares (the "FAME Shares") of common stock, without par value, of Falk Associates Management Enterprises, Inc., a Delaware corporation ("FAME"), which is engaged primarily in the business of the representation of team sports athletes (the "FAME Business");

         B. Falk and Polk own beneficially and of record all of the issued and outstanding shares (the "Financial Shares", and together with the FAME Shares, the "Purchased Shares") of common stock, without par value, of Financial Advisory Management Enterprises, Inc., a Delaware corporation ("Financial", and together with FAME, the "Companies" and individually a "Company"), which is engaged in the business of the provision of financial services and investment advice (the "Financial Business", and together with the FAME Business, the "Businesses");

         C. Falk and Polk desire to sell and transfer all of the Purchased Shares to Purchaser and Purchaser desires to purchase and acquire from Falk and Polk all of the Purchased Shares on the terms and conditions set forth in this Agreement;

         D. Polk and Higgins hold SARs relating to the common stock of FAME and are willing to agree to the cancellation of the SARs on the day prior to the Closing, and subject to immediate return if the Closing does not occur on such next day, in consideration for the payment by FAME of (i) cash and an amount in cash equal to the value of shares of Class A Common Stock of SFX valued at the closing market price of such shares on the day prior to the Closing to Higgins as provided pursuant to the First Amendment to Stock Appreciation Rights Agreement, dated as of the date hereof, among FAME, Falk and Higgins and (ii) cash and an amount in cash equal to the value of shares of Class A Common Stock of SFX valued at the closing market price of such shares on the day prior to the Closing to Polk as provided pursuant to the First Amendment to Stock Appreciation Rights Agreement, dated as of the date hereof, among FAME, Falk and Polk (together, the "SAR Amendments") (in each case, subject to withholding) and Falk and Polk will con-tribute such amounts in cash in a like aggregate amount pro rata based on their ownership of the FAME Shares; and,

         E. Purchaser is a wholly-owned subsidiary of SFX and SFX joins in this Agreement solely for the purposes of (i) providing its unconditional guarantee of the obligations of Purchaser to deliver the Cash Purchase Price and to otherwise satisfy its obligations hereunder and to pay the Earn-out, if any, and (ii) evidencing its obligations to deliver to Sellers the Securities (as hereinafter defined) and to comply with its obligations in respect of the registration rights granted to Sellers hereunder;

         NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Purchaser, SFX and Sellers hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

         1.1 General. Each term defined in the first paragraph of this Agreement and in the Recitals shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

         1.2 Definitions. As used herein, the following terms shall have the meanings ascribed to them in this Section 1.2:

                  Adjustment Taxes.  As defined in Section 9.8.

                  Affiliate. As set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

                  Agreement. This Stock Purchase Agreement, together with all Exhibits and Schedules referred to herein, as amended, modified or supplemented from time to time in accordance with the terms hereof.

                  Authority. Any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, whether foreign, federal, state or local.

                  Blackout Period.  As defined in Section 2.6.2.

                  Businesses.  As defined in the Recitals hereto.

                  Business Day. Any day other than a Saturday, Sunday or a day on which banks in New York are authorized or required by law to close.

                  Business Disposition. As defined in Section 2.7.

                  Carry Back Amount. As defined in Section 2.7.

                  Carry Forward Amount. As defined in Section 2.7.

                  Cash Purchase Price. As defined in Section 2.2.

                  Class A Common Stock. The Class A common stock, par value $0.01 per share, of SFX.

                  Closing. The actual sale, conveyance, transfer, assignment and delivery of the Purchased Shares to Purchaser in exchange for the consideration payable to Sellers pursuant to this Agreement.

                  Closing Date. The date which is five (5) days following the date on which the closing conditions in Sections 6.1(g) and 7.1(e) have been satisfied, or if all other closing conditions have not then been satisfied or waived, as soon as is reasonably practicable when all closing conditions shall be satisfied or waived (but, subject to such satisfaction or waiver, in no event later than the date specified in Section 11.1(c)) or such other date as Sellers and Purchaser may mutually agree in writing, in either case, upon which the Closing shall occur; provided, however, that the Closing Date shall be no earlier than June 15, 1998 unless Purchaser and Falk shall agree, each in their sole discretion, to such earlier date.

                  Closing Date Allocation. As defined in Section 9.7.

                  Code. Internal Revenue Code of 1986, as amended.

                  Controlling Party. As defined in Section 9.8.

                  Companies. As defined in the Recitals hereto.

                  Company. As defined in the Recitals hereto.

                  Confidential Information. As defined in Section 9.2.

                  Confidentiality Agreement. As defined in Section 9.2.

                  Contracts. All contracts and agreements (whether written or oral) providing for the representation of professional athletes.

                  Current Test Year. As defined in Section 2.7.

                  DC Funds. As defined in Section 9.6.

                  Disposition Profit. As defined in Section 2.7.

                  Earn-out. As defined in Section 2.7.

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

                  Earn-out Notice. As defined in Section 2.7.

                  EBITDA. For any period, net income before interest, taxes, depreciation and amortization, other non-cash charges, any premium payments on key-man life insurance policies, any payments in connection with the Settlement Agreement referred to in foonote 4 of the Financial Statements and any cash payments made in connection with the cash out of any equity-based compensation and before any payments required to be made pursuant to Section 2.7, compensation to the Sellers pursuant to their employment agreements (or prior to Closing, compensation and distributions not prohibited hereby) and before any extraordinary expenses incurred in connection with the transactions contemplated hereby, all as determined in accordance with generally accepted accounting principles; provided, however, that for the purposes of this Agreement, in determining such net income of the Companies for any period: (i) there shall be excluded from expenses each expense otherwise included in the determination thereof that consists of: (x) an allocation to either Company of an item of corporate overhead or other expense incurred or accrued by SFX, Purchaser or any other subsidiary or other affiliated entity of SFX; and (y) all expenses that are not of types or are in excess of the inflation-adjusted (based on changes in the Consumer Price Index for All Urban Consumers for the Washington-Baltimore Consolidated Metropolitan Statistical Area as published by the U.S. Bureau of Labor Statistics) amounts (including on an aggregate basis) incurred by either Company in its Ordinary Course of Business during its full fiscal year next preceding the Closing Date, to the extent Falk delivers a written notice of his disagreement with the inclusion of such different or excess expense to the Board of Directors of SFX within thirty (30) days after he acquires actual knowledge thereof (provided that Falk shall be deemed to have actual knowledge if he or an employee who reports directly to Falk shall have approved such expense), but in no event later than the conclusion of the resolution process pursuant to Section 2.7(d) (provided, further, however, that if any such expense referred to in this clause (y) is in fact excluded in such determination, then all revenues generated during such period that are reasonably determined by Falk and SFX (subject to arbitration pursuant to Section 2.7(d) hereof) to have been substantially related to the incurrence or accrual of such expense (and would not have been generated absent such expenses) shall likewise be excluded in the determination of net income for such period); and (ii) there shall be included those revenues that otherwise would be included in the revenues of SFX itself or one or more of its other subsidiaries that Falk asserts, in writing, should reasonably be allocated or attributable to one of the Companies or which the Companies or Sellers generated (such as generating business for a subsidiary of SFX other than the Companies) and which SFX agrees, in its reasonable determination (subject to arbitration pursuant to Section 2.7(d) hereof), should be so allocated (provided, however, that in such event there shall likewise be allocated to the Companies an appropriate allocation of expenses incurred or accrued during such period by SFX or such other subsidiary or subsidiaries that Falk and SFX reasonably determine to have been substantially related to the generation of such revenues (subject to arbitration pursuant to Section 2.7(d) hereof)).

                  Effective Period. As defined in Section 2.6.2.

                  Employee Benefit Plan. Any employee benefit plan within the meaning of Section 3(3) of ERISA which is maintained, or to which contributions are made, for current for former employees of either Company or their subsidiaries.

                  Employee Welfare Benefit Plan. Any employee benefit plan within the meaning of Section 3(1) of ERISA.

                  Environmental Law. As defined in Section 3.11.1.

                  ERISA. The Employee Retirement Income Security Act of 1974, as amended.

                  ERISA Affiliate. With respect to each Company, any corporation, person or trade or business which is a member of a group which is under common control with such Company, who together with such Company, is treated as a single employer within the meaning of Sections 414(b), (c) or (m) of the Code and, if applicable, Sections 4001(a)(14) and (b) of ERISA.

                  Falk. As defined in the Recitals hereto.

                  Falk Employment Agreement. The Employment Agreement to be entered into between Falk and SFX, substantially in the form attached hereto as Exhibit A.

                  FAME. As defined in the Recitals hereto.

                  FAME Business. As defined in the Recitals hereto.

                  FAME Shares. As defined in the Recitals hereto.

                  Final Allocation. As defined in Section 9.7.

                  Financial. As defined in the Recitals hereto.

                  Financial Business. As defined in the Recitals hereto.

                  Financial Shares. As defined in the Recitals hereto.

                  Financial Statements. The audited combined balance sheets of the Companies as of December 31, 1997 and 1996, and the related combined statements of operations and stockholders' (deficit) equity and cash flows for the years then ended, together with the notes thereto, as audited by Ernst & Young, LLP, copies of which are attached hereto as Schedule 3.18.

                  Gross-Up. As defined in Section 9.7.

                  Guaranty. As defined in Section 9.3.

                  Hart-Scott-Rodino Act. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  Hazardous Substance. As defined in Section 3.11.1.

                  hereof, herein, hereby. As defined in Section 1.3.

                  Higgins. As defined in the Recitals hereto.

                  Higgins Employment Agreement. The Employment Agreement to be entered into between Higgins and SFX, substantially in the form attached hereto as Exhibit C.

                  Incorporated Filing. As defined in Section 2.6.2.

                  Indemnified Party. As defined in Section 10.5.

                  Indemnifying Party. As defined in Section 10.5.

                  IRS. Internal Revenue Service.

                  January 1 Election. As defined in Section 9.6.

                  Law. Any law, statute, regulation, rule, ordinance, requirement, announcement or other binding action or requirement of an Authority, including, without limitation, any federal, state or local laws regulating the rendition of marketing and management services by agents or representatives or investment advisory or other fiduciary investment services.

                  Lien. Any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

                  Material Adverse Change or Material Adverse Effect. Any change, effect, event or occurrence that will or that could reasonably be expected to be materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of an entity, other than (i) seasonal variations in such entity's business or (ii) changes in conditions generally affecting the industry in which such entity operates.

                  Modified aggregate deemed sale price. As defined in Section
9.6.

                  Multiemployer Plan. A "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA to which either Company or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) years.

                  Neutral Auditors. As defined in Section 2.7.

                  Noncontrolling Party. As defined in Section 9.8.

                  Order. Any decree, order, judgment, writ, award, injunction, stipulation or consent of or by an Authority.

                  Ordinary Course of Business. The ordinary course of business of each Company in accordance with past custom and practice.

                  PBGC. Pension Benefit Guaranty Corporation.

                  Pension Plan. Any employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is maintained either: (i) by either Company or any ERISA Affiliate or (ii) pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and, with respect to either (i) or (ii), either Company or any ERISA Affiliate is then making or accruing an obligation to make contributions.

                  Permits. As defined in Section 3.16.

                  Person. Any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, unincorporated entity or organization of any kind, Authority or other entity of any kind.

                  Polk. As defined in the Recitals hereto.

                  Polk Employment Agreement. The Employment Agreement to be entered into between Polk and SFX, substantially in the form attached hereto as Exhibit B.

                  Pre-Closing Period. As defined in Section 9.8.

                  Pre-Closing Statement. As defined in Section 9.7.

                  Proceeding. As defined in Section 9.9.

                  Prospectus. As defined in Section 2.6.4.

                  Purchased Shares. As defined in the Recitals hereto.

                  Purchaser. As defined in the Recitals hereto.

                  Reference Balance Sheet. The audited combined balance sheet of the Companies as of the Reference Balance Sheet Date.

                  Reference Balance Sheet Date. December 31, 1997.

                  Registration Statement. As defined in Section 2.6.2.

                  Reports. As defined in Section 4.9.

                  Resolution Period. As defined in Section 2.7.

                  S corporation. As defined in Section 3.13.

                  Straddle Period. As defined in Section 9.8.

                  SARs. The stock appreciation rights relating to the common stock of FAME held by Polk and Higgins arising under the agreements each dated December 18, 1996 between FAME, Falk and Polk and FAME, Falk and Higgins, respectively, as amended by the SAR Amendments, respectively.

                  SEC. Securities and Exchange Commission.

                  Section 338(h)(10) Election. As defined in Section 9.6.

                  Section 1445 Withholding. As defined in Section 5.6.

                  Securities. As defined in Section 2.4.

                  Securities Act. As defined in Section 3.22.

                  Seller Permitted Transferees. As defined in Section 2.6.9.

                  Sellers. As defined in the Recitals hereto.

                  Seller's Knowledge. Such Seller's actual knowledge.

                  Shareholders' Agreement. The Amended and Restated Shareholders Agreement dated December 18, 1996 among Falk, Polk and FAME.

                  SFX. As defined in the Recitals hereto.

                  Taxes. All net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments, or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or addi-tional amounts incurred or accrued with respect thereto under applicable federal, state, local or foreign tax law or assessed, charged or imposed with respect thereto by any governmental authority, domestic or foreign, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged. For the purposes of this definition, references to a Company shall be deemed to include any predecessor to such Company or any Person from which such Company incurs a liability for Taxes as a result of transferee liability.

                  Tax Arbitrator. As defined in Section 9.7.

                  Target EBITDA. As defined in Section 2.7.

                  Test Year. As defined in Section 2.7.

                  Third-Party Notice. As defined in Section 10.5.

         1.3 Interpretation. Unless otherwise expressly provided or unless the context requires otherwise: (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to "hereof", "herein", "hereby" and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); and (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of an Authority, Persons succeeding to the relevant functions of such Person).


                                   ARTICLE II

                            TRANSACTIONS AT CLOSING

         2.1 Sale and Purchase of Purchased Shares and Cancellation of SARs.

                  Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements made in this Agreement by Sellers, at the Closing Purchaser shall purchase from Falk and Polk, and Falk and Polk shall sell, transfer and deliver to Purchaser, free and clear of all Liens, claims, options, charges and restrictions of any kind, other than restrictions on resale arising under applicable federal and state securities laws, the Purchased Shares.

         2.2 Payment of the Cash Purchase Price. In partial consideration of the sale, conveyance, transfer, assignment and delivery of the Purchased Shares, Purchaser will pay to Sellers at the Closing, the aggregate amount of Seventy-Five Million Dollars ($74,341,200) (the "Cash Purchase Price") payable in the respective amounts to the Sellers as specified on Schedule 2.2, and by wire transfer of immediately available federal funds to the accounts to be designated in writing by the respective Sellers to Purchaser at least one business day prior to the Closing Date.

         2.3 Stock Transfer Taxes. Purchaser shall pay any and all stock transfer taxes which are due as a result of the sale of the Purchased Shares to Purchaser.

         2.4 Agreement to Issue Securities. (a) In partial consideration of the sale, conveyance, transfer, assignment and delivery of the Purchased Shares to Purchaser, SFX shall issue to Sellers an aggregate of One Million (1,000,000) shares of Class A Common Stock of SFX (the "Securities"), allocated to the respective Sellers as set forth on Schedule 2.4(a). Upon receipt thereof, Falk shall sell, on and as of the Closing Date, to Polk and Higgins, and Polk and Higgins shall purchase from Falk on and as of the Closing Date, the number of Securities calculated in accordance with the SAR Amendments, at the prior business day's closing price.

         (b) An appropriate adjustment in the number of shares of the Securities to be issued to Sellers shall be made to give effect to any increase or decrease in the number of issued shares of Class A Common Stock occurring or having a record date, as appropriate, on or after the date of execution of this Agreement and on or prior to the Closing Date resulting from a subdivision or consolidation of shares whether through reorganization, recapitalization, stock split, reverse stock split, spin-off, split-off, spin-out or other distribution of assets to stockholders, stock distributions or combinations of shares, or other similar action.

         2.5 Restrictive Legend. Each Seller acknowledges and agrees that any certificates representing the Securities will bear a restrictive legend in substantially the following form and a stop-transfer order may be placed against their transfer:

         The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. The securities have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under the Securities Act of 1933, as amended, or an opinion of counsel reasonably acceptable to the issuer of such securities to the effect that registration is not required under said Act or unless sold pursuant to Rule 144.

         The legend set forth above shall be removed and SFX shall issue a certificate without such legend to the holder of Securities upon which it is stamped, if, unless otherwise required by applicable state securities laws, (i) such Securities are included in an effective registration statement under the Securities Act covering the resale thereof, or (ii) such holder provides SFX with an opinion of legal counsel, in form, substance and scope reasonably acceptable to SFX to the effect that a public sale or transfer of such Securities may be made without registration under the Securities Act and such Securities are being sold or transferred in accordance with the method described therein as well as all applicable state securities laws, or (iii) such holder provides SFX with reasonable assurances that such Securities can be sold pursuant to Rule 144 under the Securities Act (or a successor rule thereto) without any restriction as to the number of Securities acquired as of a particular date that can then be immediately sold (such holder shall thereafter be entitled to receive unlegended certificates evidencing the shares not subject to Rule 144). Each Seller agrees to sell all of the Securities including those represented by a certificate(s) from which the legend has been removed, in compliance with the prospectus delivery requirements, if any, under applicable securities laws.

         2.6 Registration Rights.

                  2.6.1 Piggyback Registrations. At any time after one year from the date of the Closing, whenever SFX proposes to register any of its securities under the Securities Act in any secondary or combined primary and secondary offering in which any members of SFX's senior management participate as selling shareholders, SFX will give timely written notice to Sellers of its intention to effect such a registration and will include in such registration all Securities with respect to which SFX has received written requests for inclusion therein (including any Securities then beneficially owned by Seller Permitted Transferees (as defined below)) within thirty (30) days after the receipt of SFX's notice. Notwithstanding the foregoing, if the managing underwriter or underwriters of a proposed combined primary and secondary offering advise SFX that the inclusion of all of the Securities requested to be included in such offering would adversely affect the amount or price of the securities that could be sold by SFX in such offering to a level or levels that would be unacceptable to SFX in its sole and absolute discretion, then the Securities and the securities offered by senior management of SFX to be included in such offering shall be reduced, to the aggregate extent necessary to eliminate, on the advice of such underwriters, such adverse effect, pro rata, on the basis of the total number of shares originally intended to be included therein by the members of SFX's senior management, on the one hand, and the Sellers, on the other hand.

                  2.6.2 Demand Registration. At any time after one year from the Closing Date, the holders of not less than 51% of the Securities then held by all of the Sellers and the Seller Permitted Transferees may make one request for the registration under the Securities Act of the Securities held by them. SFX will give prompt written notice to the remaining holders of the Securities, if any, of the request to effect such a registration and will include in such registration all Securities with respect to which SFX has received written requests for inclusion therein within thirty (30) days after the receipt of SFX's notice. SFX shall use its best efforts to cause a registration statement on the appropriate form under the Securities

Act (the "Registration Statement") to be declared effective by the SEC as soon as practicable after its filing with the SEC which it agrees to file within 60 days of the original request, and to remain effective and current until the earlier of (x) such time as all of the Securities included in such Registration Statement are sold pursuant to the Registration Statement or (y) 180 days after the Registration Statement is declared effective by the SEC, subject to extension for the total number of days included in Blackout Periods (as defined below) (the "Effective Period"); provided, however, that (X) each Seller shall provide written notice to SFX ten (10) days prior to any sale of Securities,
(Y) SFX shall have no obligation to cause the Registration Statement to remain effective for the benefit of a particular Seller if such Seller is able to sell all remaining Securities owned by such Seller in compliance with Rule 144 in a single transaction to which the volume limitations of Rule 144(e) do not apply or if such volume limitations are applicable without exceeding such limitations and (Z) in the event that SFX determines in good faith that the Registration Statement may contain a material misstatement or omission (including as a result of SFX having under consideration a significant acquisition or disposition or other material transaction that has not been publicly disclosed), SFX may cause the Registration Statement not to be used by Sellers until such time as the SEC has declared effective a post-effective amendment to the Registration Statement or if the misstatement or omission can be corrected by incorporation by reference in the Registration Statement of another SEC filing of SFX, SFX has made another filing on Form 8-K or other appropriate form ("Incorporated Filing") to correct such misstatement or omission, which post-effective amendment or Incorporated Filing, as the case may be, SFX agrees to file within the ten (10) day period referenced in (X) above, or in the case of a significant acquisition, disposition or other material transaction, within 45 days of such notice, and use its best efforts to cause to become effective as soon as practicable (such period when the Registration Statement is not effective being a "Blackout Period"). Notwithstanding the foregoing provisions of this Section 2.6.2 to the contrary, in the event that (i) in connection with such registration of Securities, SFX is obligated to permit one or more other Persons to have the sale of certain shares of Class A Common Stock held by them to be registered under the same Registration Statement as that covering the sale of the Securities in a so-called "piggy-back" registration; and (ii) as a result of such "piggy-back" registration, the managing underwriters or underwriters of the proposed combined offering of the Securities and such other shares advise SFX that the inclusion of all of the securities requested to be included in such offering would adversely affect the amount or price of the securities that could be sold by the Seller or Sell-ers (or his or their Seller Permitted Transferees) in such offering to a level or levels that would be unacceptable to such Seller or Sellers (or his or their Seller Permitted Transferees) in their sole and absolute discretion, then, in such event, the securities to be included in such offering shall be reduced to the aggregate extent necessary to eliminate, on the advice of such underwriters, such adverse effect, pro rata (to the extent SFX is contractually entitled to do so, provided that from and after the date hereof SFX will not agree to any provision containing such a restriction), on the basis of the total number of shares originally intended to be included therein by the Seller or Sellers (or his or their Seller Permitted Transferees), on the one hand, and the holders of such other shares, on the other hand. In the event any such reduction occurs as set forth in the preceding sentence, then, notwithstanding the first sentence of this Section 2.6.2 to the contrary, at any time after ninety (90) days from the effective date of the Registration Statement covering such reduced number of shares, the holders of not less than 51% of the remaining outstanding Securities not covered by such Registration Statement may make one additional request for the registration under the Securities Act of such remaining outstanding Securities and, in such event, the terms and provisions of this Section 2.6.2 shall apply to such request as if it were the original request, including this sentence and the next preceding sentence.

                  2.6.3 Listing of Securities; Expenses. SFX shall use its best efforts to cause the shares of Securities to be approved for quotation on the New York Stock Exchange, the American Stock Exchange, the NASDAQ, or other national securities exchange in which the securities of SFX are principally traded, as soon as practicable after filing the Registration Statement. SFX will also use its best efforts to register or qualify the Securities included in the Registration Statement under such other securities or blue sky laws of the United States and keep such registration or qualification in effect for the Effective Period, and do any and all other acts and things which may be reasonably necessary or advisable to enable Sellers to have the right to sell or otherwise dispose of the Securities included in the Registration Statement in such jurisdictions. SFX shall pay all expenses on any registration hereunder, other than underwriting discounts and commissions and, subject to
Section 2.6.6, other than expenses incurred by the Seller or Sellers whose Securities are being sold for legal, accounting, investment banking or other similar services obtained by such Seller or Sellers in connection with such registration and sale.

                  2.6.4 Information. In connection with any registration of the Securities pursuant to this Agreement, each Seller shall furnish SFX with such written information concerning such Seller as SFX may reasonably request for use in the preparation of the Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto ("Prospectus") to the extent such information is required by law to be included therein and shall cooperate fully in the preparation and filing of any Registration Statement or any other documents filed with the SEC in connection therewith. Each Seller shall individually indemnify SFX, its officers and directors, and each Person, if any, who controls SFX within the meaning of Section 15 of the Securities Act, against any losses, claims, damages, expenses (including fees and expenses of counsel and including amounts paid in settlement in accordance with the terms hereof) and liabilities, joint or several, to which SFX or any such officer or director or controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, expenses (including fees and expenses of counsel and including amounts paid in settlement in accordance with the terms hereof) or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in, or any material fact omitted from the Registration Statement or Prospectus covering the Securities, if such statement or omission was made in reliance upon and in conformity with written information furnished to SFX by such Seller expressly stating that such information is for use therein; provided, that the aggregate amount which any Seller (or any Seller Permitted Transferee) shall be obligated to pay pursuant to this Section 2.6.4 shall be limited to the gross proceeds received by such Seller (or Seller Permitted Transferee) upon the sale of the Securities pursuant to the Registration Statement giving rise to such claim.

                  2.6.5 Communication with Holders. SFX will, prior to filing the Registration Statement, furnish to each of the holders of the Securities included in such Registration Statement a copy of the draft of such document which is proposed to be filed and shall permit and assist the Sellers in their conduct of any reasonable due diligence they deem appropriate. Upon the effectiveness of the Registration Statement and the written request of any Seller, SFX shall (i) cause to be provided to such Seller such number of copies of the form of Prospectus included in the Registration Statement as such Seller shall reasonably request and (ii) provide (A) an opinion dated such date of counsel representing SFX, addressed to such Seller, to the effect that the Registration Statement has become effective under the Securities Act and that
(1) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, and
(2) the Registration Statement and the related form of Prospectus comply as to form with the requirements of the Securities Act and the applicable rules and regulations thereunder (except that such counsel need not express an opinion as to financial statements contained therein) and to such other effects as may reasonably be requested by such Seller, and (B) a letter dated such date from the independent public accountants retained by SFX, addressed to such Seller, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of SFX included in the Registration Statement and the Prospectus comply as to form with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters in respect of the Registration Statement and the Prospectus as such Seller may reasonably request. SFX will promptly notify such holders of any stop order issued or threatened by the SEC with respect to the Registration Statement and will take all reasonable actions required to prevent the entry of such stop order or to remove it if entered. SFX will notify such holders during the effectiveness of the Registration Statement, of the occurrence of an event that would require the preparation of a supplement or amendment to the Prospectus in order for such Prospectus to not (i) contain an untrue statement of a material fact or (ii) omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. SFX will provide such holders with a copy of any such supplement or amendment and of any written or other material communications from or to any Authority regarding the registration. Each Seller of

Securities included in such Registration Statement shall advise SFX of any proposed change in the manner of such Seller's distribution.

                  2.6.6 Indemnification by SFX. SFX hereby indemnifies and holds harmless each Seller who is a holder of Securities covered by any Registration Statement filed under the terms of this Section 2.6, and each of such holder's officers, directors, partners and each Person deemed to be an "underwriter" under the Securities Act, if any, and each Person controlling any such Seller within the meaning of Section 15 of the Securities Act, if any, against any losses, claims, damages, expenses (including fees and expenses of counsel and including amounts paid in settlement in accordance with the terms hereof) and liabilities, joint or several, to which such Seller or any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, expenses (including fees and expenses of counsel and including amounts paid in settlement in accordance with the terms hereof) or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement or any Prospectus covering the Securities, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or any violation of any law, rule or regulation by SFX in connection with any such registration except insofar as such untrue statement or omission was made in reliance upon and in conformity with written information furnished to SFX by such Seller expressly for use in the Registration Statement or Prospectus in connection with which such claim was made.

                  2.6.7 Indemnification Procedures. Notwithstanding anything in this Article to the contrary, in the event that either SFX or any Seller (the "indemnifying party") is required to indemnify any Seller or SFX (the "indemnified party") pursuant to this Article, the indemnifying party shall be entitled to assume the defense of such investigation or defense, with counsel of nationally recognized standing selected by such indemnifying party, approved by such indemnified party in its reasonable discretion, which approval shall not be unreasonably withheld, upon the delivery to such indemnified party of written notice of its election to do so. The indemnifying party shall pay all charges of any such counsel selected by him or it. After delivery of such notice, such indemnifying party shall not be liable to such indemnified party under this subsection for any fees of counsel subsequently incurred by such indemnified party with respect to the same investigation or defense unless such indemnified party shall have been advised by counsel that representation of such indemnified party by counsel provided by the indemnifying party would be inappropriate due to actual or potential conflicting interests between such indemnified party and the indemnifying party, including situations in which there are one or more legal defenses available to such indemnified party that are different or in addition to those available to the indemnifying party. The indemnifying party shall not, without the prior written consent of such indemnified party settle, compromise or consent to the entry of judgment with respect to any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Article (whether or not such indemnified party is a natural or potential party thereof), unless such settlement, compromise or consent (A) is solely for money and (B) (i) included an unconditional release of such indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party.

                  2.6.8 Other Remedies. In circumstances in which any indemnity provided by this Section 2.6 is unavailable or insufficient, for any reason, to hold harmless an indemnified party in respect of any losses, claims, damages, expenses (including fees and expenses of counsel and including amounts paid in settlement in accordance with the terms hereof) or liabilities (or actions or proceedings in respect thereof), then each indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses (including fees and expenses of counsel and including amounts paid in settlement in accordance with the terms hereof) or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other from the relevant offering of securities, (ii) the relative fault of the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) and (iii) any other relevant equitable considerations. The relevant fault of the parties shall be determined by reference to, among other things, whether the statement or omission or alleged statement or omission relates to information supplied by SFX or by any Seller, the parties' relative intents, knowledge, access to information and opportunity to correct or prevent such statement or omission, and any other equitable considerations appropriate in the circumstances. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this Section. Notwithstanding anything in this
Section 2.6 to the contrary, no Seller (or Seller Permitted Transferee) shall be required pursuant to this Section 2.6 to contribute any amount in excess of the gross proceeds received by such Seller (or Seller Permitted Transferee) from the sale of such Securities in the offering to which the losses, claims, damages, expenses (including fees and expenses of counsel and including amounts paid in settlement in accordance with the terms hereof) or liabilities of the indemnified parties relate, less the amount of all indemnification and contribution payments made pursuant to this Section 2.6 in connection with such offering.

                  2.6.9 No Assignment of Registration Rights. The registration rights set forth in this Section 2.6 with respect to the Securities are not assignable without the express written consent of SFX; provided, however, that any Seller may assign the registration rights granted to him hereunder to any immediate family member or any trust or other similar entity, the sole beneficiary or beneficiaries of which is such Seller or a member of such Seller's immediate family. The registration rights set forth in this Section
2.6 shall be binding in all respects upon the successors and permitted assigns of SFX and shall inure to the benefit of the Sellers and their respective permitted assignees, heirs, estates and legal representatives ("Seller Permitted Transferees").

         2.7 Earn-out.

         (a) Subject to subparagraph (c) below, Purchaser shall pay Sellers an amount in cash (the "Earn-out"), in the aggregate not to exceed $15,000,000 (unless required pursuant to Section 2.7(c)(iii)), payable in five (5) equal installments of $3,000,000 each (unless required pursuant to Section 2.7(c)(iii)), over a five (5) year period, provided that the Companies' EBITDA for each of the Companies' fiscal years ending in 1998, 1999, 2000, 2001 and 2002 (each, a "Test Year") equals or exceeds 105% of the projections for such fiscal year, respectively (each, "Target EBITDA") as set forth on Schedule 2.7(a) (provided that in the case of payments pursuant to Section 2.7(c)(iii), such payments shall be made as set forth in Schedule 2.7(c)(iii)); provided that if in any Test Year the Companies' EBITDA equals or exceeds 75% of the Target EBITDA for such Test Year but does not equal or exceed 105% of such Target EBITDA, Purchaser shall pay Higgins the Earn-out that he would otherwise be paid under this Section 2.7(a) if EBITDA did equal or exceed 105% of such Target EBITDA.

         (b) Within 90 days following the close of each fiscal year of the Compa- nies ending in 1998, 1999, 2000, 2001 and 2002, Purchaser shall deliver to Sellers an income statement of the Companies for such fiscal year, accompanied by (A) a certification thereof by SFX's chief financial officer to the effect that such income statement (i) has been prepared in conformity with generally accepted accounting principles, applied on a basis consistent with the application of such principles in the audit of the Financial Statements, and (ii) fairly presents the results of the Companies' operations for such fiscal year, and (B) a notice specifying the Companies' EBITDA for such fiscal year (the "Earn-out Notice"), showing in reasonable detail the computation thereof to be accompanied by a certification by SFX's chief financial officer that such computation was performed in a manner consistent with the preparation of the Financial Statements and based on the Companies' books and records. The Earn-out, if any, payable for such fiscal year, shall be paid to Higgins or Sellers as the case may be as set forth on Schedule 2.7(a) within 30 days following the delivery required by the preceding sentence by wire transfer of immediately available federal funds to an account designated by each Seller, subject to Section 2.7(d) below.

         (c) Notwithstanding the foregoing:

                  (i) If in any Test Year (the "Current Test Year"), the Companies' EBITDA (determined as set forth in subparagraph (b) above) is in an amount equal to less than 105% of Target EBITDA for such Current Test Year, then, at the direction of Falk, any portion of any excess of EBITDA from one or more prior Test Years over 105% of the respective Target EBITDA for each of such prior Test Years (the "Carry Forward Amount") may be added to the EBITDA for the Current Test Year in such amounts as Falk may determine and the result of the addition shall be deemed to be the EBITDA for such Current Test Year for purposes of paying the Earn-out amount for such Current Test Year under subparagraph (a) above; provided that if any payment was previously made with respect to such Carry Forward Amount in a prior Test Year pursuant to clause
(c)(iii) below, the amount due pursuant to paragraph (a) with respect to the Current Test Year shall be reduced by the payment made with respect to the Carry Forward Amount pursuant to clause (c)(iii) in such prior Test Year and the Sellers shall reimburse each other for prior overpayments received.

                  (ii) If in any Current Test Year, the Companies' EBITDA (determined as set forth in subparagraph (b) above) is in an amount equal to more than 105% of Target EBITDA for such Current Test Year, then, at the direction of Falk, any portion of any excess of EBITDA from such Current Test Year and any prior Test Years for which EBITDA exceeded 105% of the related Test Year's Target EBITDA as the case may be (the "Carry Back Amount") may be added to the EBITDA for any prior Test Year in such amounts as Falk may determine and the result of the addition shall be deemed to be the EBITDA for such prior Test Year for purposes of paying the Earn-out amount for such Test Year under subparagraph (a) above and any Earn-out payment that was not otherwise made with respect to such prior Test Year due to the failure of the EBITDA in such prior Test Year to have been in an amount greater than 105% of the Target EBITDA for such prior Test Year shall be due and payable as if such Earn-out payment were due with respect to the Current Test Year and shall be in addition to any amount due with respect to the Current Test Year.

                  (iii) If for any Current Test Year, the Companies' EBITDA for such Current Test Year (increased by any Carry Forward Amount determined and added in accordance with subparagraph (c)(ii) above and/or decreased by any Carry Back Amount to the extent derived from the EBITDA for such Current Test Year in accordance with subparagraph (c)(ii) above) exceeds 100% of the Target EBITDA for such Current Test Year and the aggregate amount of such EBITDA constitutes a percentage of Target EBITDA for such Current Test Year set forth below, then the Earn-out amount for such Test Year shall be increased by an amount equal to the percentage of the excess EBITDA over 100% of such Target EBITDA set forth opposite the Total EBITDA below (which increase will be paid as set forth on Schedule 2.7(c)(iii)):

                                      Increase in Earn-out Equal to
Aggregate EBITDA Equals This        this Percentage of the Excess of
Percentage of Target EBITDA            EBITDA Over Target EBITDA
---------------------------            -------------------------

                                 Test Years                  Test Years
                              1998, 1999, 2000               2001, 2002
                              ----------------               ----------
     100% - 110%                    - 0 -                      - 0 -
More than 110% - 125%                10%                       - 0 -
More than 125% - 150%                15%                        15%
   More than 150%                    20%                        20%

Notwithstanding the foregoing, in the event EBITDA for any Test Year exceeds 105% of the Target EBITDA for such Test Year, such excess may be used as the basis for a Carry Forward Amount under clause (i) above, or or a Carry Back Amount under clause (ii) above, or a combination thereof, but no portion of such excess may be so used under both clause (i) and clause (ii).

                  (iv) In the event of a Business Disposition prior to the completion of the final Test Year:

                  (1) If such Business Disposition is consummated on or prior to the first anniversary of the Closing Date, then SFX shall pay to the Sellers, in the proportions set forth in Schedule 2.7(a), at the election of Falk, in lieu of any payment under Section 2.7(a), on the date of such consummation, an amount in cash equal to (A) one-third of the Disposition Profit up to $45,000,000 of Disposition Profit (i.e., a payment of up to $15,000,000) plus (B) 10% of any Disposition Profit in excess of $45,000,000; which payment shall be made by wire transfer of immediately available federal funds to an account designated by each Seller and no further payments under this Section 2.7 shall be due.

                  (2) If such Business Disposition is consummated on a date after the first anniversary of the Closing Date and prior to the end of the final Test Year, SFX shall pay to the Sellers, in the proportions set forth in
Schedule 2.7(a), at the election of Falk, in lieu of any payment under Section 2.7(a), on the date of such consummation, an amount in cash equal to the amount owed for any Test Years completed but not yet paid plus the greater of (A) the product of (x) the result of (i) total prior payments made pursuant to Section 2.7(a) (including any for Test Years completed but not yet paid) divided by
(ii) the number of Test Years completed, multiplied by (y) the number of Test Years not yet completed; and (B) 10% of any Disposition Profit; which payment shall be made by wire transfer of immediately available federal funds to an account designated by each Seller and no further payments under this Section
2.7 shall be due.

                  (3) For purposes of this Section 2.7(c)(v), "Business Disposition" shall mean the transfer, in a transaction or series of related transactions, of all or substantially all of the assets of FAME or 50% or more of the voting power or equity of FAME by merger, stock sale, recapitalization, reorganization, foreclosure on a pledge, voting agreement or other transfer from Purchaser to any other Person that is not a wholly owned subsidiary of SFX (including by transfer of interests in a direct or indirect parent of FAME).

                  (4) For purposes of this Section 2.7(c)(v), "Disposition Profit" shall mean the excess of (A) (i) the fair market value of the aggregate consideration, in cash, securities or other property, received, directly or indirectly, by SFX in consideration for a Business Disposition divided by (ii) the proportion of the Businesses transferred in a Business Disposition (expressed as a decimal) over (B) the fair market value of the Securities as of the Closing Date plus $74,341,200 plus amounts theretofore paid pursuant to
Section 2.7; provided, however, that in the case of any Business Disposition to an Affiliate of SFX or Purchaser (or any holder of more than 10% of the equity or voting power of SFX), the amount to be used in subclause (A)(i) of this sentence shall be the fair market value of the Businesses transferred in such Business Disposition as determined by an investment bank of national reputation selected jointly by the Sellers and SFX, provided that such investment bank shall not be engaged by any Person in connection with the Business Disposition, and provided further that such investment bank shall be selected by a representative of the American Arbitration Association in the event Sellers and SFX are unable to agree upon a joint selection.

                  (5) In the case of the sale, transfer or disposition of any assets (other than in the Ordinary Course of Business) or interests in the Companies that does not constitute a Business Disposition, the EBIDTA Targets shall be adjusted, as agreed between Falk and SFX, to appropriately reflect the effect of such sale, transfer or disposition; provided that if such adjustment is not so agreed, it shall be determined by an investment bank of national reputation selected by a representative of the American Arbitration Association.

         (d) Review of EBITDA.

                  (i) During the preparation of the Earn-out Notice and the period of any dispute within the contemplation of this Section, Purchaser and SFX shall cause the Companies to (1) provide Sellers and Sellers' authorized representatives, upon reasonable notice, full access during normal business hours to the books, records, facilities and employees of the Companies and SFX and its subsidiaries and their independent accountants and their respective workpapers to review of preparation of the Earn-out Notice; and (2) cooperate with Sellers and Sellers' authorized representatives, including the provision on a timely basis of all information reasonably requested by Sellers or Sellers' authorized representatives and necessary or useful in reviewing the preparation of the Earn-out Notice.

                  (ii) After receipt of the Earn-out Notice, Sellers shall have 30 days to review the Earn-out Notice, together with the workpapers used in the preparation thereof. Sellers and Sellers' authorized representatives shall have full access during normal business hours to all relevant books and records and employees of SFX, Purchaser and the Companies and their independent accountants and their respective workpapers to complete their review of the Earn-out Notice; and SFX and Purchaser will cause their independent auditors to provide Sellers and their accountants full access to the workpapers of such independent auditors in connection with the review of the Earn-out Notice and accompanying certificate (as provided in Section 2.7(b)). Unless Sellers deliver written notice to Purchaser on or prior to the 30th day after Sellers' receipt of the Earn-out Notice specifying in reasonable detail all disputed items and the basis therefor, Sellers shall be deemed to have accepted and agreed to the Earn-out Notice (such 30-day period to be extended for any period of time during which Sellers shall not have had full access to such books, records, employees and workpapers as described in the preceding sentence). If Sellers so notify Purchaser of their objection to the Earn-out Notice, Sellers and Purchaser shall, within 30 days following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

                  (iii) If at the conclusion of the Resolution Period amounts shall remain in dispute, then all amounts remaining in dispute and any dispute as to exclusions of or additions to revenues and any allocations of expenses contemplated by the definition of "EBITDA", shall be submitted to a firm of nationally recognized independent public accountants (the "Neutral Auditors") selected by Sellers and Purchaser within 10 days after the expiration of the Resolution Period. If Sellers and Purchaser are unable to agree on the Neutral Auditors, then Sellers and Purchaser shall each have the right to request the American Arbitration Association to appoint the Neutral Auditors who shall not have had a material business relationship with Sellers, Purchaser, SFX or any of their respective Affiliates within the past two years. The parties hereto agree to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne by Purchaser. The Neutral Auditors shall act as an arbitrator to determine only those issues still in dispute. The Neutral Auditors' determination shall be made within 30 days of their selection, shall be set forth in a written statement delivered to Sellers and Purchaser and shall be final, binding and conclusive.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

         As an inducement to Purchaser to enter into and perform this Agreement, and in consideration of the covenants of Purchaser contained herein, Falk and Polk, jointly and severally with each other, and Higgins, severally and not jointly, make the representations and warranties set forth below to Purchaser and SFX (except that the representations and warranties set forth in Sections 3.1, 3.2, and
3.22 are made by each Seller severally and not jointly with respect to any of the other Sellers):

3.1 Sellers' Status; Authority; Enforceability; Conflicts; Consents.

         (a) Such Seller is over 21 years of age and has not had a legal representative appointed by a court of law.

         (b) Such Seller has the legal capacity, power and authority necessary to execute and deliver this Agreement and to perform his obligations hereunder.

         (c) This Agreement is binding upon, and enforceable against, such Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity (whether in a proceeding at law or in equity).

         (d) Neither the execution or delivery of this Agreement by such Seller nor the performance by any Seller of its obligations under this Agreement will (assuming the receipt of all consents referred to in Section 3.23), conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any material contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note agreement or other material agreement or instrument to which such Seller is a party or is bound or any judgment, order or decree, statute, law, ordinance, rule or regulation applicable to such Seller or the property or assets of such Seller, the Articles of Incorporation or By-laws of each Company or any applicable Law or Order to which such Seller is a party or by which such Seller is bound, except, in any such case, as would not have a Material Adverse Effect on FAME.

         (e) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by such Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in any such case, under the Hart Scott Rodino Act and as would not have a Material Adverse Effect on FAME.

         3.2 The Purchased Shares and the SARs. Such Seller is the owner of record of and has legal and valid title to such number of the FAME Shares and the Financial Shares as set forth opposite Seller's name on the signature pages hereto, free and clear of any claims, Liens, options, charges and restrictions whatsoever. At the Closing, such Seller shall transfer to Purchaser legal and valid title to the Purchased Shares, free and clear of any claims, Liens, options, charges and restrictions whatsoever except resale restrictions under applicable federal and state securities laws. The Purchased Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including, without limitation, any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Purchased Shares other than the Shareholders' Agreement, which will be canceled and terminated at the Closing. After giving effect to the actions taken prior to the Closing to cancel and terminate the SARs, neither Polk nor Higgins nor any other Person shall have any rights thereunder or arising therefrom, and FAME shall have no surviving liability or obligation thereunder whatsoever.

         3.3 Organization and Standing of the Companies. Each Company is a corporation duly organized and validly existing under the laws of its state of incorporation. Each Company has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a Material Adverse Effect on FAME. Each Company is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except where any such failure would not have a Material Adverse Effect on FAME, individually or in the aggregate. Sellers have delivered to Purchaser true and complete copies of the Articles of Incorporation, as amended to date, and the By-laws, as in effect on the date hereof, of each Company. The stock certificate and transfer books and the minute books of each Company (which have been made available for inspection by Purchaser and its representatives) are true and complete.

         3.4 Capital Stock of the Companies. The authorized capital stock of FAME consists of 1,000 shares of common stock, without par value, of which 1,000 shares are duly authorized and validly issued and outstanding, fully paid and nonassessable. The authorized capital stock of Financial consists of 1,000 shares of common stock, without par value, of which 1,000 shares are duly authorized and validly issued and outstanding, fully paid and nonassessable. Falk and Polk are the sole registered and beneficial holders of the Purchased Shares. The Purchased Shares have not been issued in violation of, and, are not subject to, any preemptive or subscription rights. Except as set forth above, there are no shares of capital stock or other equity securities of either Company outstanding. Other than the SARs and the Shareholders' Agreement (each of which will be cancelled and terminated at or prior to the Closing), there are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which Sellers or either Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of either Company and no equity securities of either Company are reserved for issuance for any purpose.

         3.5 Equity Interests. Except as set forth on Schedule 3.5, neither Company owns, directly or indirectly, any capital stock of or other equity interests in any corporation, partnership, joint venture or other entity.

         3.6 Contracts. Schedule 3.6 to this Agreement contains a complete list of all written Contracts entered into by each Company or by which each Company is currently bound and copies of such written Contracts have been provided or made available to Purchaser or its advisors. There are no oral Contracts that, individually or in the aggregate, are material to FAME. All such Contracts are valid and binding upon the Company which is a party thereto and, to the Sellers' Knowledge, the other parties thereto, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally, except as would not have a Material Adverse Effect on FAME. To each Seller's Knowledge, there is no default or event that with notice or lapse of time, or both, would constitute a default by any party to any of the Contracts, except for such defaults or events that would not have a Material Adverse Effect on FAME. To each Seller's Knowledge, neither any Seller nor either Company has received notice that any party to any of such Contracts intends to cancel or terminate any of such agreements or to exercise or not exercise any options under any of such agreements, including, without limitation, any renewal options.

         3.7 Compliance with Laws. Each Company has complied with all, and is not in violation of any, applicable Laws and Orders affecting its properties or the operation of its business, other than such noncompliance or violation, individually or in the aggregate, that would not have a Material Adverse Effect on FAME.

         3.8 Litigation. Schedule 3.8 sets forth a list of all suits, actions, arbitrations, and to each Seller's knowledge legal, administrative and other proceedings and governmental investigations pending or, to each Seller's Knowledge, threatened, against or affecting either Company or the Businesses which, if adversely determined, would have a Material Adverse Effect on FAME. Except as set forth in Schedule 3.8, neither Company is presently engaged as a plaintiff or counterclaimant in any material legal action to recover moneys due to it or damages sustained by it.

         3.9 Personnel Identification and Compensation. Schedule 3.9 contains a list of the names, addresses and titles of all current officers, directors and employees of each Company as of April 24, 1998. Sellers have previously delivered to Purchaser a true and correct schedule stating the rates of compensation payable (or paid, as the case may be) to each such person as of such date. No non-employee agents or representatives, individually, are material to the business of either Company.

         3.10 Existing Employment Contracts. Schedule 3.10 contains a list of all employment contracts and collective bargaining agreements to which either Com-pany is a party or by which either Company is bound. To each Seller's Knowledge, all these contracts and arrangements are in full force and effect, and neither Company nor any other Person is in default under any such contract or arrangement, except for such failures to be in full force and effect and for defaults that would not have a Material Adverse Effect on FAME. To each Seller's Knowledge, there is no pending or threatened labor dispute, strike, or work stoppage by the employees of the Companies affecting either Company or the Businesses, except for disputes, strikes or work stoppages that would not have a Material Adverse Effect on FAME.

         3.11 Environmental.

                  3.11.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                  (a) The term "Environmental Law(s)" means each and every Law, Order, Permit, or similar requirement of each and every Authority, pertaining to (i) the protection of human health, safety, the environment, natural resources and wildlife (ii) the protection or use of surface water, groundwater, rivers, and other bodies of water,
         (iii) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substance or (iv) pollution, including without limitation, as amended, CERCLA, the Solid Waste Disposal Act, 42 U.S.C.ss. 6901 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq. and the Federal Water Pollution Control Act, 33 U.S.C.ss. 1251, et seq.

                  (b) The term "Hazardous Substance" means any substance which is (i) defined as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Laws, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof,
         (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive or carcinogenic or (iv) regulated pursuant to any Environmental Laws.

                  3.11.2 Compliance with Environmental Laws. Except as described on Schedule 3.11 hereto and except as would not have a Material Adverse Effect on FAME,

                           (i) each Company is, and has continuously been, in
compliance with all Environmental Laws;

                           (ii) all material notices, Permits, licenses or
similar authorizations, if any, required to be obtained or filed under any Environmental Law in connection with the operation of the Businesses have been obtained or filed;

                           (iii) there are no past, pending or, to each
Seller's Knowledge, threatened investigations, proceedings or claims against either Company relating to the presence, release or remediation of any Hazardous Substance or for non-compliance with any Environmental Law; and

                           (iv) to each Seller's Knowledge, none of the
properties owned, leased or operated by either Company have been used as landfill or waste disposal sites or contain any underground storage tanks.

         3.12 ERISA.

         (a) Except as disclosed on Schedule 3.12 hereto, no Employee Benefit Plan, including, without limitation, any Multiemployer Plan, exists and neither Company nor any ERISA Affiliate is a participating employer in any Employee Benefit Plan in which more than one employer makes contributions as described in Sections 4063 and 4064 of ERISA. Except as disclosed on Schedule 3.12, neither Company nor any ERISA Affiliate has any material contingent liability with respect to any post-retirement benefit under any Employee Welfare Benefit Plan which is a welfare plan (as defined in Section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I of ERISA, or under state law, or liability disclosed on Schedule 3.12 the cost of which is borne by the participant or beneficiary. Sellers have given or made available to Purchaser or its advisors true and complete copies of all the following: (i) each Employee Benefit Plan and related trust agreement (including all amendments with respect to such Employee Benefit Plan or trust) which either Company or any ERISA Affiliate maintains or is committed to contribute to as of the date hereof and the most recent summary plan description, actuarial report, determination letter issued by the IRS and Form 5500 filed in respect of each such Employee Benefit Plan; and (ii) a listing of all of the Multiemployer Plans to which either Company or any ERISA Affiliate contributes or is committed to contribute, together with any information which has been provided in the past year to either Company or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan.

         (b) Except as would not result in a Material Adverse Effect on FAME, each Employee Benefit Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the Code including, without limitation, Code Section 4980B, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by either Company or any ERISA Affiliate of any liability, fine or penalty. Each Employee Benefit Plan, related trust agreement, arrangement and commitment of each Company and any ERISA Affiliate is legally valid and binding and in full force and effect. Each Employee Benefit Plan that is intended to be qualified under
Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under
Section 501(a) of the Code. To each Seller's Knowledge, no Employee Benefit Plan is being audited or investigated by any government agency or subject to any pending or threatened claim or suit. Neither Company nor any ERISA Affiliate of either Company (i) maintains or is a partici-pating employer in any Pension Plan or Multiemployer Plan or (ii) has incurred any liability to any Person in respect of any Pension Plan which remains unsatisfied on the date hereof.

         (c) Neither Company nor any fiduciary of any Employee Benefit Plan has engaged in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code that will have a Material Adverse Effect on FAME.

         (d) There are no agreements which will provide payments to any officer, employee, shareholder or highly compensated individual which will be "parachute payments" under Section 280G of the Code that are nondeductible to either Company and which will be subject to the tax under Section 4999 of the Code for which such Company would have a material withholding liability.

         3.13 Tax Matters. Except as would not result in a Material Adverse Effect on FAME:

         (a) Each Company has duly filed (and prior to the Closing Date will duly file) all material tax returns, reports or estimates, which returns, reports and estimates were complete in all material respects, all prepared in accordance with applicable Laws, for all years and periods (and portions thereof), for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due and for all such returns, reports and estimates which are required to be filed by any applicable Law on or prior to the Closing Date, all of such returns, reports or estimates have been filed (and prior to the Closing Date will be filed) on a timely basis. No adjustments relating to such returns have been proposed formally or informally by any taxing authority and, to the knowledge of the Company, no basis exists for any such adjustment. All Taxes shown as due and payable on such returns, reports and estimates have been paid (or will be paid prior to the Closing), and there is no current liability for any Taxes due and payable in connection with any such returns. Any charges, accruals and reserves for Taxes provided for on the Financial Statements are adequate. There are no existing liens for Taxes upon either of the Company's properties or assets except for liens for property taxes not yet due and payable. All applicable sales and transfer taxes with respect to the Purchased Shares, to the extent due, were paid when the Purchased Shares were acquired by Sellers, respectively. Sellers have provided to Purchaser copies of all federal, state and foreign tax returns filed by each Company for the past three (3) years;

         (b) Each Company has: (i) withheld all required amounts, based on the withholding allowance certificates provided, from their employees, agents, contractors and nonresidents and remitted such amounts to the proper Authorities; (ii) paid all employer contributions and premiums; and (iii) filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Laws;

         (c) Except as disclosed on Schedule 3.13, neither Company has any (or has previously had any) permanent establishment in any foreign country and neither Company engages (or has previously engaged) in a trade or business within the meaning of the Code relating to the creation of a permanent establishment in any foreign country;

         (d) Each of the Companies has in effect a valid election to be treated as an "S corporation", as that term is defined in Section 1361(a) of the Code and has had such valid elections in effect at all times since their formation. Each of the Companies qualifies as, and will qualify as of the Closing Date as, an "S corporation", as that term is defined in Section 1361(a) of the Code;

         (e) There are no claims or investigations by the Internal Revenue Service or any other taxing authority pending or threatened against the Companies or the Sellers for any past due Taxes of the Company; there has been no waiver granted or requested of any applicable statute of limitations or extension of the time for the assessment of any Tax of the Companies for which the Companies or the Sellers could be liable under any provision of federal, state, local, or foreign law; there are no outstanding requests for information made by a taxing authority to the Companies or the Sellers in respect of Taxes of the Companies; and there are no outstanding requests by the Companies or the Sellers to a taxing authority for a ruling, determination, permission, consent, or similar item in respect of the Companies. No closing agreement (as defined in section 7121 of the Code) or any similar provision of any state, local, or foreign law has been entered into by or with respect to the Companies;

         (f) Except for liens for real and personal property taxes that are not yet due and payable, there are no liens or encumbrances for any Tax upon the stock or upon any asset of the Companies;

         (g) No power of attorney that is currently in force has been granted to any person with respect to any matter relating to Taxes that could affect the Companies;

         (h) None of the Sellers is a foreign person within the meaning of
Section 1.1445-2(b) of the Treasury Regulations, and, to the knowledge of the Companies or the Sellers, no amount of Tax is otherwise required to be withheld pursuant to any provision of law as a result of any of the transactions contemplated by this Agreement;

         (i) The Companies do not have any item of income, gain, loss, or deduction reportable in a taxable period ending after the date hereof but attributable to a Code Section 481 adjustment resulting from any change in method of accounting made at the direction of Falk and Polk that occurred in a taxable period or portion thereof ending on or before the date hereof;

         (j) The Companies will not be liable for any Tax under Code Section 1374 in connection with the deemed sale of the Companies' assets caused by the
Section 338(h)(10) Election. The Companies have not in the past ten years, (A) acquired assets from another corporation in a transaction in which the Companies' tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary; and

         (k) As of the date hereof, the Companies satisfy the conditions set forth in section 4.02 of Revenue Procedure 97-37 for purposes of permitting the Company to elect an automatic change of method of accounting to the accrual method as specified thereunder. Notwithstanding any other provision hereof, the inability to make a January 1 Election by reason of the failure of either Company to satisfy such conditions as of the Closing Date shall not be considered to have, or contribute to, a Material Adverse Effect on FAME.

         3.14 Title to Assets. Except as would not have a Material Adverse Effect on FAME, each Company has legal and valid title to, or with respect to leased real property, a valid and binding leasehold interest in, all assets reflected on the Reference Balance Sheet free and clear of all Liens except (a) as set forth on Schedule 3.14, (b) liens for current taxes not yet due and payable or for taxes the validity of which is being contested in good faith by appropriate proceedings, and (c) assets sold, disposed of or dissipated in the Ordinary Course of Business since such date.

         3.15 Real Property. Neither Company owns any material real property.
Schedule 3.15 contains a complete and accurate list of all real property leases to which each Company is a party. To each Seller's Knowledge, all of such real property leases are valid and in full force, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under any of such real property leases, except for defaults or events that would not have a Material Adverse Effect on FAME.

         3.16 Licenses and Permits. To each Seller's Knowledge, (i) Schedule
3.16 lists and describes all qualifications, registrations, filings, privileges, franchises, immunities, licenses, permits, authorizations and approvals with or of Authorities which are used or required in order for each Company to own and/or operate its Business, except for those the absence of which would not have a Material Adverse Effect on FAME (collectively, the "Permits"), and (ii) each Permit, the absence of which would have a Material Adverse Effect on FAME, is valid and subsisting, and in full force and effect in accordance with its terms.

         3.17 Insurance.

         (a) Schedule 3.17 contains a list of the insurance policies that each Company currently maintains with respect to its business, properties and employees as of the date hereof, each of which is in full force and effect. No insurance premiums with respect to such policies are in default, and, to each Seller's Knowledge, neither Company is otherwise in default with respect to any such policy, nor has either Company failed to give any notice or present any claim under any such policy in a due and timely manner, except for such default or failure to give notice as would not have a Material Adverse Effect on FAME. To each Seller's Knowledge, neither Company has received notice of cancellation or non-renewal of any such policy.

         (b) Neither Company is, and has never been, a member of any protection and indemnity clubs.

         3.18 Financial Statements. The Financial Statements, copies of which are attached hereto as Schedule 3.18, present fairly the combined financial position and results of operations of the Companies at the dates and for the periods indicated therein, in accordance with generally accepted accounting principles.

         3.19 Undisclosed Liabilities. On the Reference Balance Sheet Date, to each Seller's Knowledge, neither Company had any liability of any nature (whether accrued, absolute, contingent or otherwise) of the type which should be reflected in balance sheets (including the notes thereto) prepared in accordance with generally accepted accounting principles which was not fully disclosed, reflected or reserved against in the Reference Balance Sheet, except as disclosed on Schedule 3.19, or as would not have a Material Adverse Effect on FAME.

         3.20 Conduct of Businesses Since Reference Balance Sheet Date. Since the Reference Balance Sheet Date except as set forth on Schedule 3.20:

                  (a) the business of each Company has been conducted only in the Ordinary Course of Business;

                  (b) neither Company has purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any material properties or material assets other than in the Ordinary Course of Business;

                  (c) neither Company has sustained or incurred any loss or damage (whether or not insured against) on account of fire, flood, accident or other calamity which has interfered with or affected, or may interfere with or affect, the operation of the business of such Company or which is reasonably likely to result in any claim against such Company for an amount in excess of $250,000 which is not covered by insurance;

                  (d) neither Company has increased the rate of compensation of any officer or other employee other than in the Ordinary Course of Business or pursuant to existing agreements (including distributions to the Sellers);

                  (e) there has been no Material Adverse Change in or with respect to FAME;

                  (f) except as would not have a Material Adverse Effect, neither Company has canceled any of its debts or claims owed to it;

                  (g) except as would not have a Material Adverse Effect, neither Company has changed any accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) other than as set forth in the Financial Statements; and

                  (h) neither any Seller nor either Company has agreed to take any of the actions described in paragraphs (b), (d), (f) or (g) above.

         3.21 Broker's or Consultant's Fees. Each Seller represents and warrants that it has dealt with no broker, finder or consultant in connection with any of the transactions contemplated by this Agreement other than Goldman, Sachs & Co., and, to each Seller's Knowledge, no other Person is entitled to any commission or finder's fee in connection with the sale of the Purchased Shares to Purchaser. Sellers shall pay all fees or commissions due to Goldman, Sachs & Co. and neither Purchaser nor either Company shall have any liability therefor.

         3.22 Securities Laws Representations.

                  (a) Such Seller is acquiring the Securities for his own account and not for the account or benefit of any other person;

                  (b) Such Seller is an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act of 1933 (the "Securities Act");

                  (c) Such Seller has knowledge and experience in financial and business matters such that such Seller is capable of evaluating the merits and risks of an investment in the Securities;

                  (d) Such Seller (i) has been furnished with all such information as such Seller has deemed necessary to make an informed investment decision with respect to the Securities and (ii) has been afforded an opportunity to ask questions and receive answers from authorized officers and other representatives of SFX concerning SFX;

                  (e) Such Seller confirms that he had the opportunity to obtain such independent legal and tax advice and financial planning services as such Seller has deemed appropriate prior to making a decision to invest in the Securities;

                  (f) The Securities are being acquired by such Seller solely for investment, and are not being purchased with a view to a distribution or resale thereof otherwise than in compliance with the Securities Act; and

                  (g) Such Seller understands that the Securities have not been registered under the Securities Act, or any state securities laws, in reliance upon exemptions from registration for non-public offerings. Such Seller understands that neither such security nor any interest therein may be, and agrees that neither such security nor any interest therein will be, resold or otherwise disposed of by such Seller unless such security is subsequently registered under the Securities Act and under appropriate state securities laws or unless SFX receives an opinion of counsel reasonably satisfactory to it that an exemption from registration is applicable.

         3.23 Consents. Except as disclosed on Schedule 3.23, no consent, approval, order or authorization of, or registration, declaration or filing with, any Authority or any other Person is required to be obtained or made by any Seller or either Company in connection with the execution and delivery of this Agreement or the performance by any Seller of his obligations hereunder, except for consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to obtain or make would not have a Material Adverse Effect on FAME.

         3.24 Conduct of Business. The Companies are the only entities through which any Seller, directly or indirectly, conducts any business which is the same as or similar to the Businesses.

         3.25 Life Insurance Policies on Falk. FAME is the owner and beneficiary of two life insurance policies on the life of Falk in the aggregate amount of $10 million, both issued by Massachusetts Mutual Life Insurance Company, dated June 28, 1993 and October 28, 1996, a full and complete copy of which, together with a statement in reasonable detail of the premium charges payable thereunder, have been delivered to Purchaser. Such policies are in full force and effect in accordance with their respective terms and all premiums and other charges, if any, due and payable in respect thereof have been paid in full.

         3.26 Investment in SFX, Marquee or Triathlon. With respect to funds over which Financial has investment discretion, Financial has not advised any present or former client to invest in the securities of SFX, The Marquee Group, Inc. or Triathlon Broadcasting Company.

         3.27 Claims by Sellers Against Companies. None of the Sellers has asserted or has any reasonable grounds for the assertion of any claim by him against either of the Companies for the payment of money or for the performance by the Companies of any action for the benefit of such Seller, other than his claim for payment and performance by one or both of the Companies of its or their compensation and other liabilities to him in respect of his employment by it or them, and there does not exist any default or failure to perform by either Company in respect of any such liability.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         As an inducement to Sellers to enter into and perform this Agreement, and in consideration of the covenants of Sellers contained herein, Purchaser and SFX represent and warrant to Sellers as follows:

         4.1 Corporate Status. Each of Purchaser and SFX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Purchaser and SFX has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a Material Adverse Effect on Purchaser or SFX. Each of Purchaser and SFX is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except where any such failure would not have a Material Adverse Effect on Purchaser or SFX, individually or in the aggregate. Purchaser and SFX have delivered to Sellers true and complete copies of the Certificates of Incorporation, as amended to date, and the By-laws, as in effect on the date hereof, of each of Purchaser and SFX. Purchaser is, and has been since its formation, a wholly owned direct subsidiary of SFX and has engaged in no business other than in connection with the transactions contemplated hereby.

         4.2 Authority of Purchaser. Each of Purchaser and SFX has full corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. The execution, delivery and performance of this Agreement by each of Purchaser and SFX will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which Purchaser or SFX is a party or is bound, their Certificates of Incorporation, By-laws or any applicable Law or Order to which Purchaser or SFX is a party or by which Purchaser or SFX is bound.

         4.3 Due Authorization. The execution and delivery of this Agreement by each of Purchaser and SFX, and the performance by each of Purchaser and SFX of its respective obligations hereunder, have been duly and validly authorized and approved by all necessary corporate action on the part of each of Purchaser and SFX.

         4.4 Enforceability; Conflicts. This Agreement is binding upon, and enforceable against, each of Purchaser and SFX in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by principles of equity (whether in a proceeding at law or in equity). Neither the execution or delivery of this Agreement by Purchaser or SFX nor the performance by Purchaser or SFX of its obligations under this Agreement will conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any material contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note agreement or other material agreement or instrument to which Purchaser or SFX is a party or is bound or any judgment, order or decree, statute, law, ordinance, rule or regulation applicable to Purchaser or SFX or the property or assets of Purchaser or SFX, Purchaser's or SFX's Certificate of Incorporation or By-laws or any applicable Law or Order to which Purchaser or SFX is a party or by which is bound.

         4.5 Consents. No consent, approval, Order or authorization of, or registration, declaration or filing with, any Authority or any other Person is required to be obtained or made by either Purchaser or SFX in connection with its execution and delivery of this Agreement or the performance by it of its respective obligations hereunder, except for filings under the Hart-Scott-Rodino Act, if applicable.

         4.6 Broker's or Consultant's Fees. Purchaser represents and warrants that it has dealt with no broker, finder or consultant in connection with any of the transactions contemplated by this Agreement and, to its knowledge, no other Person is entitled to any commission or finder's fee in connection with the sale of the Purchased Shares to Purchaser.

         4.7 Securities. At the Closing, the issuance of the Securities will have been duly authorized and, upon their issuance pursuant to the terms of this Agreement, the Securities will be validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar right.

         4.8 Disclosure. There is no fact known to Purchaser which materially adversely affects or may affect (so far as can now reasonably be foreseen) the ability of Purchaser to consummate the transactions contemplated hereby that has not been set forth herein or heretofore communicated to Sellers in writing pursuant hereto.

         4.9 SEC Compliance. Since January 1, 1998, SFX has filed with the SEC each Annual Report on Form 10-K and each other document required to be filed with the SEC under Section 13, 14 or 15 of the Securities Exchange Act of 1934, as amended (collectively, the "Reports"). As of their respective dates, the Reports conformed in all material respects with the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder. As of their respective dates, none of the Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         4.10 Undisclosed Liabilities. SFX does not have any material liability of any nature (whether accrued, absolute, contingent or otherwise) of the type which should be reflected in its balance sheets (including the notes thereto) prepared in accordance with generally accepted accounting principles which was not fully disclosed, reflected or reserved against in its latest financial statements included in the Reports.

         4.11 Sufficient Funds. At the Closing, Purchaser will have, and SFX will assure that Purchaser has, sufficient funds to pay the Cash Purchase Price and SFX will have available sufficient shares to deliver the Securities and otherwise consummate the transactions contemplated by this Agreement.


                                   ARTICLE V

                             PRE-CLOSING COVENANTS

         Sellers and Purchaser and SFX covenant and agree that from the date hereof through and including the Closing Date:

         5. Antitrust Notification; Required Filings. Within five (5) Business Days after the execution and delivery of this Agreement, SFX, Purchaser and Falk shall file, and Sellers shall cause each Company to file, with the United States Federal Trade Commission and the United States Department of Justice the notification and report forms, if any, required for the transactions contemplated hereby and shall thereafter file any supplemental information requested in connection therewith pursuant to the Hart-Scott-Rodino Act. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the Hart-Scott-Rodino Act. SFX, Purchaser and Falk shall use, and Sellers shall cause each Company to use, their best efforts to obtain any clearance required under the Hart-Scott-Rodino Act for the purchase and sale of the Purchased Shares. All fees payable in respect of such notification and report form shall be paid by Purchaser.

         5.2 Conduct of the Business. From the date hereof to the Closing except as specifically required or contemplated by this Agreement or consented to or ap-proved in writing by Purchaser or SFX making specific reference to this Agreement, Sellers shall cause the business of each Company to be conducted in the Ordinary Course of Business, except as set forth on Schedule 5.2. Sellers shall cause each Company to use all commercially reasonable efforts to preserve and protect such Company's goodwill, rights, properties, assets and business, to keep available to it and Purchaser the services of such Company's present employees, and to preserve such Company's relationships with its employees, officers, advertisers, creditors and others having business relationships with it. In addition, except as specifically provided in this Agreement, Sellers shall not permit either Company to do any of the following without the prior written consent of Purchaser:

                  (i) amend its Articles of Incorporation or By-laws;

                  (ii) declare or pay any dividend or make any distribution, except for dividends, distributions made or compensation paid from earnings of the Companies or from the proceeds of the repayments of loans to stockholders made to Sellers (but, in any case, in amounts that do not reduce the cash of the Companies below an amount equal to $300,000 less any mandatory reductions of the Companies' indebtedness under its six-month $200,000 Time Note and $100,000 one-year line of credit below the full principal amount thereof);

                  (iii) redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto, other than pursuant to the SARs and SAR Amendments;

                  (iv) except as set forth on Schedule 5.2(iv), adopt or amend in any material respect any collective bargaining agreement or employee benefit plan other than in the Ordinary Course of Business or as required under applicable law or existing agreement;

                  (v) except as set forth on Schedule 5.2(v) or in Section 5.2(ii), increase or otherwise change the rate or nature of the compensation (including wages, salaries, bonuses and benefits under any Plan) which is paid or payable to any officer, employee or other representative of such Company, except as may be required under existing agreements or applicable law or in the Ordinary Course of Business;

                  (vi) except as set forth on Schedule 5.2(vi), incur any indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the Ordinary Course of Business;

                  (vii) except as set forth on Schedule 5.2(vii), other than in the Ordinary Course of Business, grant, permit, allow or suffer any of its assets to be subjected to any mortgage, pledge, lien or encumbrance, except as would not have a Material Adverse Effect on FAME;

                  (viii) voluntarily cancel any material indebtedness (individually or in the aggregate) or voluntarily waive any material claims or material rights other than in the Ordinary Course of Business, except as would not have a Material Adverse Effect on FAME;

                  (ix) except as otherwise provided for or contemplated by Sections 9.6, 9.7, 9.8 and 9.9 hereof, make any change in any method of accounting or accounting practice or policy (including, without limitation, any change in depreciation or amortization methods, policies or rates or income recognition methods) from the cash basis methods, practices and policies previously in place, except as would not have a Material Adverse Effect on FAME;

                  (x) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or, other than in the Ordinary Course of Business, otherwise acquire or agree to acquire any assets which are material, individually, or in the aggregate, to the Companies;

                  (xi) except as set forth in Schedule 5.2(xi) make, or commit to make, any material payment, contribution or award under or into any bonus, pension, profit-sharing, deferred compensation or similar plan, program or trust unless required under the terms of any Employee Benefit Plan or any existing agreement or in the Ordinary Course of Business; or

                  (xii) agree, whether in writing or otherwise, to do any of the foregoing.

         5.3 Right of Inspection; Access to Books and Personnel. Sellers shall cause each Company and each Company's officers, directors, employees, auditors and agents to afford to Purchaser and Purchaser's officers, employees, auditors, agents and lenders the right at any time prior to the Closing, during normal business hours, access to each Company's directors, officers, employees, auditors, agents, facilities, books and records as Purchaser reasonably shall deem necessary or desirable and shall furnish such financial and operating data and other information with respect to each Company as Purchaser may reasonably require (including to permit Purchaser to account for the Companies' financial results on an accrual basis). No such access, examination or review shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Sellers set forth herein.

         5.4 Notification of Material Adverse Events. Each Seller agrees to promptly notify Purchaser and Purchaser and SFX agree to promptly notify Sellers in writing of any event following the date hereof of which such Seller, on the one hand, or Purchaser or SFX, on the other hand, is or becomes aware that will have a Material Adverse Effect either on FAME, on the one hand, or Purchaser or SFX, on the other hand, or a material adverse effect on the performance by such Seller, on the one hand, or Purchaser or SFX, on the other hand, of its or their obligations under this Agreement.

         5.5 Schedules and Supplemental Disclosures. Sellers shall deliver to Purchaser the Schedules to this Agreement on the date of execution of this Agreement.

         5.6 Code Sections 897 and 1445 Withholding. In the event that any Seller fails to provide to Purchaser, at or prior to the Closing, either (a) a certification in the form attached hereto as Exhibit D, or (b) other evidence reasonably satisfactory to Purchaser's counsel that the transaction contemplated by this Agreement is exempt from any Taxes which may apply by reason of Section 897 of the Code, Purchaser shall have the right to withhold ten percent (10%) of the Cash Purchase Price from such Seller (the "Section 1445 Withholding"), and Purchaser shall pay over the Section 1445 Withholding to the Internal Revenue Service. The amount of the Section 1445 Withholding shall be credited against the Cash Purchase Price otherwise due and payable hereunder by Purchaser to such Seller at the Closing.

         5.7 Exclusivity. Unless this Agreement has been terminated in accordance with its terms, (a) Sellers shall not, shall cause each Company to not, and shall not permit any of Sellers' or either Company's Affiliates, directors, officers, employees, agents or advisors to, initiate, pursue or encourage (by way of furnishing information or otherwise) any inquiries or proposals, or enter into any discussions, negotiations or agreements (whether preliminary or definitive) with any Person, contemplating or providing for any merger, acquisition, purchase or sale of stock or all or substantially all of the assets or any business combination or change in control of either Company or the Businesses, and (b) Sellers shall deal exclusively with Purchaser with respect to the sale of the Companies and the Purchased Shares.

         5.8 Non-Transferrable Contracts. Sellers and Purchaser shall use all commercially reasonable efforts to obtain at or prior to the Closing such consents as are required to allow the consummation of the transactions contemplated hereby. Neither party shall be required to pay or commit to pay any amount to (or incur any obligation inuring to the benefit of) a person from whom a consent may be required.

         5.9 Publicity. Sellers and Purchaser agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent (which consent shall not be unreasonably withheld) of the other parties, except as such release or announcement may be required by Law, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

         5.10 Best Efforts. Each party shall use its reasonable best efforts to cause the Closing to occur.

         5.11 Resignations. On the Closing Date, Sellers shall cause to be delivered to Purchaser duly signed resignations, effective upon the Closing, of the directors of each Company set forth on Schedule 5.11 or shall take such other action as is necessary to accomplish the foregoing.


                                   ARTICLE VI

                CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

         6. Obligations to be Satisfied on or Prior to Closing Date. The obligation of Purchaser to purchase the Purchased Shares under this Agreement is subject to the satisfaction (or waiver by Purchaser), on or prior to the Closing Date, of the following conditions:

                  (a) Accuracy of Representations and Warranties. The representations and warranties made by each Seller in Sections 3.2, 3.4, 3.13 and 3.24 of this Agreement shall be true, correct and complete as of the Closing, in each case, except as would not have a Material Adverse Effect on FAME (but without giving effect to any reference to Material Adverse Effect contained in any such representation).

                  (b) Compliance with Agreement. Sellers shall have performed or complied in all material respects with the covenants, agreements and obligations contained in this Agreement to be performed or complied with by them on or prior to the Closing Date.

                  (c) Consents. All consents, approvals, orders, authorizations, registrations, declarations and filings described on
         Schedule 3.23 shall have been obtained or made in form reasonably satisfactory to Purchaser.

                  (d) No Adverse Proceedings. No order, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto that enjoins or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement in accordance with its terms.

                  (e) No Material Changes. None of Falk, Polk or Higgins shall have died or shall have become unable to perform his duties as an officer and/or employee of either Company as a result of any physical or mental disability, or shall have ceased, or shall have notified any other party hereto that he would cease if the Closing were to occur, to perform such duties; and the Contracts for the players listed or referred to on Schedule 3.6, except as would not prevent this condition from being satisfied as set forth on Schedule 3.6, shall not have been terminated or cancelled and there shall not have occurred any default or event that, with notice or lapse of time, or both, would constitute a default by any party to any of such Contracts, and Sellers shall have delivered to Purchaser a certificate to such effect.

                  (f) Closing Documents. Sellers shall have delivered all reports, agreements, certificates, instruments, opinions and other documents required to be delivered by Sellers on the Closing Date pursuant to Section 8.3, and the form and substance of all such reports, agreements, certificates, instruments, opinions and other documents shall be reasonably satisfactory to Purchaser.

                  (g) Hart-Scott-Rodino Act. All filings required pursuant to the Hart-Scott-Rodino Act shall have been made, and any approvals required thereunder shall have been obtained, or the waiting period required thereby shall have expired or have been terminated, as the case may be.

                  (h) Withholding Certificate. Each Seller shall have executed and delivered to Purchaser a withholding certificate in the form of Exhibit D.

                  (i) Employment Agreements. Each of Falk, Polk and Higgins shall have entered into employment agreements with SFX, substantially in the form of Exhibits A, B and C attached hereto, respectively.

                  (j) SARS and Shareholders' Agreement. Purchaser shall have received evidence reasonably satisfactory to it and its counsel that the SARs and the Shareholders Agreement each shall have been canceled and terminated, with no surviving liability or obligation on the part of either Company.

Purchaser's obtaining of financing for the consummation of the transactions contemplated herein is not a condition precedent to the obligations of Purchaser hereunder.


                                  ARTICLE VII

                  CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS



         7. Obligations to Be Satisfied on or Prior to Closing Date. The obligations of Sellers to sell the Purchased Shares under this Agreement are subject to the satisfaction (or waiver by Sellers), on or prior to the Closing Date, of the following conditions:

                  (a) Accuracy of Representations and Warranties. Each of the representations and warranties made by SFX and Purchaser in this Agreement that is qualified as to materiality shall be true, correct and complete in all respects and those that are not so qualified shall be true, correct and complete in all material respects as of the date hereof and on the Closing Date as though made on such date.

                  (b) Compliance with Agreement. Purchaser shall have performed or complied in all material respects with the covenants, agreements and obligations contained in this Agreement to be performed or complied with by it on or prior to the Closing Date.

                  (c) No Adverse Proceedings. No order, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto that enjoins or otherwise restrains or prohibits the consummation of the transactions contemplated by this Agreement in accordance with its terms.

                  (d) Closing Documents. Purchaser shall have delivered all reports, agreements, certificates, instruments, opinions and other documents required to be delivered by it on the Closing Date pursuant to Section 8.4, and the form and substance of all such certificates, instruments, opinions and other documents shall be reasonably satisfactory to Sellers.

                  (e) Hart-Scott-Rodino Act. All filings required pursuant to the Hart-Scott-Rodino Act shall have been made, and any approvals required thereunder shall have been obtained, or the waiting period required thereby shall have expired or have been terminated, as the case may be.

                  (f) Employment Agreements. SFX shall have entered into each of the Falk Employment Agreement, the Polk Employment Agreement and the Higgins Employment Agreement, substantially in the form of Exhibits A, B and C attached hereto.

                  (g) FAME shall have entered into employment arrangements described in Section 5.2(iv) hereof pursuant to the forms of employment agreement previously agreed to and SFX shall have granted the employee stock options referred to therein.


                                  ARTICLE VIII

                                    CLOSING

         8.1 Time and Place. The Closing shall take place at 10:00 a.m. on the Closing Date at the offices of Winston & Strawn, 200 Park Avenue, New York, New York 10166 or at such other time and place as Sellers and Purchaser may mutually agree.

         8.2 Closing Transactions. All documents and other instruments required to be delivered at the Closing shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered.

         8.3 Deliveries by Sellers to Purchaser. At the Closing, Sellers shall deliver or cause to be delivered to Purchaser:

                  (a) Certificates representing the Purchased Shares, which certificates shall be either duly endorsed in blank or accompanied by stock powers duly executed in blank;

                  (b) Articles of Incorporation of each Company certified by the Secretary of State of its state of incorporation;

                  (c) certificates of existence or good standing, as applicable, dated as of a recent date, for each Company from its jurisdiction of incorporation and any state where such Company's failure to be qualified to transact business as a foreign corporation would have a Material Adverse Effect on FAME, and bring down certificates of good standing in each of such jurisdictions dated the Closing Date;

                  (d) the legal opinion of David Bauman, Esq., general counsel for Sellers, in form and substance reasonably acceptable to Purchaser and its counsel;

                  (e) a certificate executed by each Seller, each dated as of the Closing Date, certifying that all representations and warranties of such Seller herein contained in Sections 3.1(c), 3.2, 3.4, 3.13,
         3.22 and 3.24 are true, correct and complete, except as would not have a Material Adverse Effect on FAME (but without giving effect to any reference to Material Adverse Effect contained in any such representation), and that such Seller has performed or complied in all material respects with all of the covenants and obligations required by this Agreement to be performed or complied with by such Seller on or prior to the Closing Date;

                  (f) the Falk Employment Agreement executed by Falk;

                  (g) the Polk Employment Agreement executed by Polk;

                  (h) the Higgins Employment Agreement executed by Higgins;

                  (i) an executed original of each consent required to be obtained pursuant to Section 6.1(c); and

                  (j) such other instruments and documents as are required by any other provisions of this Agreement to be delivered on the Closing Date by Sellers to Purchaser.

         8.4 Deliveries by Purchaser to Seller. At the Closing, Purchaser shall deliver or cause to be delivered to Sellers:

                  (a) the Cash Purchase Price in accordance with Section 2.2 and the 338(h)(10) payment in accordance with Section 9.7(b);

                  (b) Certificates representing the Securities;

                  (c) the Falk Employment Agreement executed by SFX;

                  (d) the Polk Employment Agreement executed by SFX;

                  (e) the Higgins Employment Agreement executed by SFX;

                  (f) the legal opinion of Richard A. Liese, counsel for Purchaser and SFX, in form and substance reasonably acceptable to Sellers and their counsel;

                  (g) a certificate of the Secretary of Purchaser certifying to: (i) the Certificate of Incorporation and By-laws of Purchaser;
         (ii) resolutions of the Board of Directors of Purchaser approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (iii) incumbency and signatures of the officers of Purchaser executing this Agreement and any other certificate or document delivered in connection herewith;

                  (h) a certificate of the Secretary of SFX certifying to: (i) the Certificate of Incorporation and By-laws of SFX; (ii) resolutions of the Board of Directors of SFX approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (iii) incumbency and signatures of the officers of SFX executing this Agreement and any other certificate or document delivered in connection herewith;

                  (i) a certificate executed by the President and a Vice President of Purchaser, dated as of the Closing Date, certifying that all representations and warranties of Purchaser herein contained that are qualified as to materiality were true, correct and complete in all respects when made and are true, correct and complete in all respects as of the Closing Date as if made thereon and those not so qualified were true, correct and complete in all material respects when made and are true, correct and complete in all material respects as of the Closing Date as if made thereon, and that Purchaser has performed or complied in all material respects with all of the covenants and obligations required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

                  (j) Certificate of Incorporation of Purchaser certified by the Secretary of State of the State of Delaware and a good standing certificate therefrom dated as of a recent date;

                  (k) Certificate of Incorporation of SFX certified by the Secretary of State of the State of Delaware and a good standing certificate therefrom dated as of a recent date; and

                  (l) such other instruments and documents as are: (i) required by any other provisions of this Agreement to be delivered on the Closing Date by Purchaser to Sellers; or (ii) reasonably necessary, in the opinion of Sellers or their counsel, in connection with the consummation of the transactions contemplated hereby.


                                   ARTICLE IX

                                OTHER AGREEMENTS

         9.1 Further Assurance. At any time and from time to time from and after the Closing, Sellers, Purchaser and SFX shall, at the request and expense of the other parties hereto, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents and perform or cause to be performed such acts and provide such information, as may reasonably be required to evidence or effectuate the sale, conveyance, transfer, assignment and delivery to Purchaser of the Purchased Shares, to Sellers of the Securities or for the performance by Sellers or Purchaser or SFX of any of their other respective obligations under this Agreement.

         9.2 Confidentiality.

         (a) The parties hereto agree with respect to the terms and conditions of this Agreement and all information that is furnished or disclosed by the other parties (collectively, "Confidential Information"), that: (a) such Confidential Information is confidential and/or proprietary to the furnishing/disclosing party and entitled to and shall receive treatment as such by the receiving party; (b) the receiving party shall hold in confidence and not disclose nor use (except in respect of the transactions contemplated by this Agreement) any such Confidential Information, treating such Confidential Information with the same degree of care and confidentiality as it accords its own confidential and proprietary information; provided, however, that the receiving party shall not have any restrictive obligation with respect to any Confidential Information which (i) is contained in a printed publication available to the general public, (ii) is or becomes publicly known through no wrongful act or omission of the receiving party, or (iii) is known by the receiving party without any proprietary restrictions by the furnishing/disclosing party at the time of receipt of such Confidential Information; and (c) all such Confidential Information furnished to either party by the other, unless otherwise specified in writing, shall remain the property of the furnishing/disclosing party, and in the event this Agreement is terminated, shall be returned to it, together with any and all copies made thereof, upon request for such return by it (except for documents submitted to a governmental agency with the consent of the furnishing/disclosing party or upon subpoena and which cannot be retrieved with reasonable effort). In addition to and not in limitation of the foregoing, any information provided to SFX pursuant to this Agreement shall be held by SFX and its representatives in accordance with, and shall be subject to the terms of, the confidentiality agreement contained in the letter dated February 24, 1998 from FAME to SFX (the "Confidentiality Agreement"), which is hereby incorporated in this Agreement as though fully set forth herein. Notwithstanding the foregoing or any other term hereof, or the terms of the Confidentiality Agreement, SFX shall, to the extent, but only to the extent, required by applicable law and regulation, be entitled to disclose this Agreement and the transactions contemplated hereby or consummated pursuant hereto in any registration statement (or an amendment thereof) heretofore filed, or that it may hereafter file, with the SEC, or any periodic report or other document it is so required to file with the SEC, and, in each case, with any other government Authority pursuant to applicable state securities law. SFX shall, to the fullest extent possible, consult with Sellers as to the nature, extent and precise wording of any such proposed disclosure, give them a reasonable opportunity to comment thereon and give any such comments appropriate consideration.

         (b) Each party hereto acknowledges that the remedy at law for any breach by either party of its obligations under Section 9.2(a) is inadequate and that the other party shall be entitled to equitable remedies, including an injunction, in the event of breach of any other party.

         9.3 SFX Guaranty. SFX hereby irrevocably, absolutely and unconditionally guarantees to Sellers the full and timely performance of all of Purchaser's obligations, including the delivery of the Cash Purchase Price and the Earn-out, if any, under this Agreement (the "Guaranty"). The obligations of SFX contained in this Guaranty shall be absolute and unconditional without regard to any defense that would not otherwise be available to SFX if it were the Purchaser under this Agreement, and shall not be reduced or affected in any way by any failure or omission to enforce any right against Purchaser, or by any other action which may in any manner or to any extent vary the risks of SFX, or which might otherwise constitute a legal or equitable discharge of SFX; it being the purpose and intent of SFX and Sellers that (a) this Guaranty and the obligations of SFX hereunder shall be absolute and unconditional under any and all circumstances (except that SFX may assert the defense of performance by Purchaser of its obligations under this Agreement and any right of set-off or other similar right held by Purchaser against Sellers) and shall not be discharged except by payment and performance as herein provided, (b) this Guaranty be construed as a payment guaranty and not as a guaranty of collection and (c) SFX's liability under this Guaranty shall be primary, and not secondary. SFX agrees that, without the necessity of any reservation of rights against SFX and without notice to or further assent by SFX, (1) any demand for payment of any or all of the sums due under this Agreement may be rescinded by the party making such demand, and Purchaser's obligations reinstated or continued, and (2) this Agreement or any related agreements may, from time to time, in whole or in part, be renewed, extended, modified, rearranged, consolidated, compromised or released, without notice to or further assent by SFX, who will remain bound hereunder notwithstanding any such rescission, renewal, extension, modification, rearrangement, consolidation, compromise or release.

         SFX waives (i) any defense (other than performance of Purchaser's obligations under the Agreement and any right of set-off or other similar right held by Purchaser against Sellers, which may also be asserted by SFX) arising by reason of any disability, insolvency, lack of authority or power, change in composition or structure, dissolution or any other defense of Purchaser or SFX (even though rendering same void, unenforceable or otherwise uncollectible); and (ii) joinder of Purchaser in any suit or action to enforce this Guaranty, in particular, and without in any way limiting the foregoing, SFX waives any right to require Sellers to file suit against Purchaser or take any other action against Purchaser as a prerequisite to Sellers taking any action or bringing any suit against SFX under this Guaranty. No failure to exercise nor any delay in exercising on the part of Sellers any right, power or privilege hereunder or at law or in equity shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law or in equity. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment of any amounts due under this Agreement is rescinded or must otherwise be restored or returned to Purchaser on account of any insolvency, bankruptcy or reorganization of Purchaser, or on account of any preferential transfer, all as though such payment had never been made. Subject to the foregoing sentence, this Guaranty shall be released and of no further force and effect upon the later to occur of the indefeasible (i) delivery of the Cash Purchase Price and Securities to Sellers and (ii) delivery of the Earn-out, if any, to Sellers in accordance with the provisions hereof.

         9.4 Benefit Plans. (a) As soon as administratively practicable following the Closing Date, employees of the Companies shall be entitled to participate in the pension, benefit, welfare, incentive compensation, sick pay, severance, vacation, fringe benefit and similar plans of SFX and Purchaser on substantially the same terms and conditions applicable to similarly situated employees of SFX and Purchaser, and until such time the employee benefit plans of the Companies shall remain in effect without adverse amendment. For the purpose of determining eligibility to participate, vesting and benefit accrual under the plans of SFX and Purchaser, SFX and Purchaser shall credit years of service with the Companies (and predecessor entities), as the case may be, as if such service had been with SFX or its subsidiaries. No employee of the Companies who elects coverage under a SFX or Purchaser health insurance plan shall be excluded from coverage under such plan (for such employee or any other covered person) on the basis of a pre-existing condition that did not exclude such person from coverage under the Companies' health insurance plans. All contributions made by employees of the Companies to health insur-ance plans of the Companies during the plan year in which the Closing Date occurs shall be counted towards satisfying any deductibles or co-payments for health insurance plans of SFX or the Purchaser during the same plan year.

                  (b) SFX and the Purchaser shall honor in accordance with their terms all individual compensation contracts entered into by the Companies with any employees or consultants.

                  (c) FAME shall be permitted to, on or prior to the Closing Date, enter into employment agreements with the employees of the Companies set forth on Schedule 5.2(iv) reflecting the terms set forth on such Schedule and SFX will grant the employee stock options listed thereon.

         9.5 S Corporation Status. None of the Companies, or any of their shareholders, shall take any action prior to the Closing that would cause either Company to be disqualified as an S corporation, as that term is defined in Section 1361(a) of the Code. Neither SFX, the Purchaser, the Companies nor any of their respective shareholders or Affiliates shall take any action (including in connection with the filing of returns) inconsistent with the treatment of the Companies for any period prior to Closing as an S corporation, as that term is defined in Section 1361(a) of the Code.

         9.6 Code Section 338(h)(10) Election

         (a) Falk and Polk each agree that, if Purchaser notifies Falk and Polk in writing of its intention to make an election under Section 338(g) or 338(h)(10) of the Code (or any similar election that may be available under applicable state or local law)(each, a "Section 338(h)(10) Election") within the time periods set forth in Section 9.7(c) with respect to the Companies, Falk and Polk shall join with Purchaser in timely making such joint Section 338(h)(10) Election (and in taking all legally required steps to effectuate the same).

         (b) If a Section 338(h)(10) Election is made, the "modified aggregate deemed sale price", as defined in Treasury Regulation Section 1.338(h)(10)-1, shall be determined and allocated in accordance with Section 338 of the Code and the applicable Treasury Regulations. Attached hereto as Exhibit E is (x) an estimated Closing Date allocation assuming that the Closing Date is June 15, 1998, (y) an estimate of the Gross-Up, as defined below, and (z) a description of the methodology used to derive such allocation and such estimate of the Gross-Up. The parties agree that all allocations and calculations with respect to any Section 338(h)(10) Election shall be made in the same manner as such allocation and such estimate of the Gross-Up and shall be based upon such methodology and the Final Allocation (as defined below) shall be binding upon the parties, and no such party shall file, or cause to be filed, any Tax return, or take a position with any taxing authority, that is inconsistent with the Final Allocation, except, in each case, as otherwise required pursuant to law or a Proceeding, as defined below, or in connection with any payment pursuant to Section 2.7.

         (c) Purchaser may, at its discretion cause the Companies to file an application to change the Companies' method of accounting for Federal income tax purposes to the accrual method under Revenue Procedure 97-37 for the period commencing on January 1, 1998, provided that such change is permitted by law and Purchaser provides notification of such intention within the time period specified in Section 9.7(c) below (the "January 1 Election"). If the January 1 Election is made, Falk and Polk will cooperate in making the January 1 Election and if and only if a Section 338(h)(10) Election is made will cause all relevant Tax returns relating to 1998 to be prepared consistent with the January 1 Election. The Sellers agree to notify the Purchaser prior to 9:30 a.m. on the Business Day prior to the Closing Date whether the Company continues to satisfy the conditions set forth in Section 4.02 of Revenue Procedure 97-37.

         (d) SFX and Purchaser may pay the Companies in immediately available federal funds prior to 9:30 a.m. on the Business Day prior to the Closing Date an amount (the "DC Funds") designated for payment of Taxes of the Companies to Washington, D.C. In the event that SFX and Purchaser make such payment and provide written notice with respect thereto to Falk and Polk five Business Days prior to the Closing Date, then Falk and Polk shall use reasonable efforts to cause the Companies to pay over the DC Funds to Washington, D.C. on the Business Day prior to the Closing Date. The DC Funds shall not be used by the Companies, Falk or Polk prior to Closing for any purpose other than to pay Taxes of the Companies to Washington, D.C. If the Closing does not occur, the Company shall not be obligated to return the DC Funds, except to the extent of any refund thereof that would not have been obtained but for the payment of the DC Funds to Washington, D.C. Whether or not a Section 338(h)(10) Election is made, any income and deduction arising by reason of the payment of the DC Funds shall be deemed to arise by reason of a Section 338(h)(10) Election.

         9.7 Indemnity for, and Payment of, Section 338 Taxes. In the event that a Section 338(h)(10) Election or the January 1 Election is made:

         (a) Purchaser and SFX agree to indemnify, defend and hold harmless each Seller from and against the excess of (i) the sum of (A) all Taxes (taking into account any Tax benefits actually realized) of such Seller and the Companies (including any Tax with respect to the deemed asset sale pursuant to Section 338 of the Code or any similar provision of state or local law and any Tax arising by reason of the January 1 Election, if any), (B) all additional Taxes required to be paid by such Seller or the Companies as a result of any payment (or obligation to make a payment) under this Section 9.7 (taking into account any Tax benefit to such Seller and the Companies arising from the payment under this Section 9.7) and (C) any other costs and expenses (including reasonable attorney's or accountant's fees) of such Seller or the Companies incurred in connection with any Proceeding with respect to a Section 338(h)(10) Election or the January 1 Election over (ii) all Taxes of such Seller that would have been imposed if such Section 338(h)(10) Election and such January 1 Election, if any, had not been made; provided, however, that Purchaser and SFX shall not be responsible for any income Taxes of the Companies arising by reason of Section 1374 of the Code (or any similar provision under state or local law) with respect to any assets held by the Companies prior to the Closing;

         (b) Purchaser and SFX agree to pay each Seller, in addition to any other payment required to be made hereunder, the amount for which the Purchaser and SFX are responsible under this Section 9.7, (A) in the case of any Tax (including a Tax arising by reason of a redetermination) of a Seller, two Business Days prior to the date such Tax is due (except in the case of any Tax for which Purchaser and SFX are responsible under this Section 9.7 in connection with a payment pursuant to Section 2.7, which Tax shall be paid to each Seller on the date such payment pursuant to Section 2.7 is required to be made) and (B) in the case of any other amount payable by a Seller, within three Business Days of a written request from the Seller for payment of such amount. Purchaser and SFX shall satisfy their indemnity obligations with respect to Taxes of the Companies (as distinguished from Taxes of the Sellers), including an obligation to make a Gross-Up payment, by paying, or causing to be paid, such Tax to the applicable taxing authority. Falk and Polk shall pay SFX and Purchaser the amount of state tax benefit realized by Falk and Polk that would not have been realized by Falk and Polk but for the payment by SFX and Purchaser of a state Tax of the Companies pursuant to this Section 9.7, such that Falk and Polk are in the same economic position (pursuant to Section 9.7(a)) they would have been in had no Section 338(h)(10) Election or January 1 Election been made. SFX and Purchaser shall fund, and Falk and Polk shall have no obligation to fund, any Tax of the Companies arising by reason of any
Section 338(h)(10) Election or January 1 Election.

         (c) The parties agree that the calculation of the excess described in
Section 9.7(a) (the "Gross-Up") shall be made in the same manner as the allocation, estimate of the Gross-Up and methodology contained in Exhibit E, except to the extent that such Exhibit does not take into account actual Taxes, costs and expenses. The Sellers shall deliver to SFX a written statement, in reasonable detail, setting forth their calculation of the Closing Date allocation and the Gross-Up (the "Pre-Closing Statement") at least ten days prior to the Closing Date. In the event that SFX disagrees with the Pre-Closing Statement, (I) the parties shall attempt in good faith to resolve their dispute and (II) in the event that the parties have not resolved their dispute within four days of receipt by SFX of the Pre-Closing Statement, the dispute shall be resolved by a neutral arbitrator (who shall be a nationally recognized accounting firm experienced in such tax matters) (the "Tax Arbitrator") within nine days of receipt by SFX of the Pre-Closing Statement (the Pre-Closing Statement or the Tax Arbitrator's determination, if any, the "Closing Date Allocation"). The Tax Arbitrator shall be mutually selected by the parties; provided, however, that if the parties do not mutually agree on such a selection, the Tax Arbitrator shall be selected by the American Arbitration Association. Within 30 days after the Closing Date, Sellers shall provide to SFX any adjustments to the Closing Date Allocation required by reason of differences between amounts known as of the Closing Date and amounts known at the time such adjustments are so provided. Falk, Polk, SFX and Purchaser shall agree in writing on any adjustments to the Closing Date Allocation required by reason of differences between amounts known as of the Closing Date and amounts known at the time of such agreement. Any dispute with respect to the adjustment shall be resolved by the Tax Arbitrator; provided, however, that the issues to be decided by the Tax Arbitrator shall be limited to the adjustment. The Closing Date Allocation, as so adjusted shall be the "Final Allocation." Within ten days of agreement in writing on the Final Allocation, Purchaser and SFX shall notify Falk and Polk whether Purchaser intends to make a Section 338(h)(10) Election and whether Purchaser intends to make the January 1 Election. Within a reasonable period prior to filing any Tax return, Falk and Polk shall advise SFX and Purchaser whether the calculation of the Gross-Up in the Final Allocation is accurate (and, if inaccurate, Falk's and Polk's revised calculation of the Gross-Up) based on the facts and law known and existing at the time such return is to be filed; provided, however, that, in the absence of a relevant change in law after the date of the Final Allocation, Falk and Polk shall not be entitled to provide any such revised calculation of the Gross-Up, which revision is based on the grounds that the Final Allocation reflects a position of Tax law different from the position that Falk and Polk would like to take on such Tax return. SFX and Purchaser shall pay Falk and Polk the Gross-Up based on Falk's and Polk's calculation within the time period specified in Section 9.7(b); provided, however, that if SFX and Purchaser disagree with Falk's and Polk's calculation of the Gross-Up at such time, the parties shall attempt in good faith to resolve the dispute and, failing that, the dispute shall be resolved by the Tax Arbitrator and any appropriate adjusting payment between the parties shall be made upon resolution of such dispute; provided, further, however, that notwithstanding any other provision, if such dispute has not been resolved prior to the due date of such Tax return, SFX and Purchaser shall pay Falk and Polk the Gross-Up reflected in the Final Allocation at the time specified in
Section 9.7(b). Any additional amounts owed pursuant to Section 9.7(a) shall be paid pursuant to Section 9.7(b);

         (d) The costs of any Tax Arbitrator shall be borne by the party losing such arbitration. The Tax Arbitrator shall determine which party has lost such arbitration; and

         (e) SFX and Purchaser agree that their obligations pursuant to this
Section 9.7 are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of SFX or Purchaser other than a payment in full of their obligations pursuant to this Section 9.7. In furtherance of the foregoing and without limiting the generality thereof, SFX and Purchaser agree that Sellers may enforce such obligations not-withstanding the existence of any dispute among the parties hereunder and such obligations of SFX and Purchaser shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of such obligations), including by reason of the assertion of any defense, set-off or counterclaim.

         9.8 Additional Tax Matters

         (a) Indemnity by Falk and Polk. Subject to the limitation provided in
Section 10.2, Falk agrees to indemnify, defend and hold harmless the Purchaser, SFX and the Companies from and against 85 percent of, and Polk agrees to indemnify, defend and hold harmless the Purchaser, SFX and the Companies from and against 15 percent of, the following Taxes:

                  (i) Adjustment Taxes with respect to Pre-Closing Periods, as defined below, including Taxes arising by reason of the failure of the Companies to qualify as S corporations for federal income Tax purposes for any period prior to the Closing Date (provided that SFX, Purchaser and the Companies comply with their respective covenants in the second sentence of
Section 9.5),

                  (ii) income Taxes of the Companies with respect to any taxable period of the Companies ending the day before the Closing Date or the portion ending the day before the Closing Date of a Straddle Period, and

                  (iii) income Taxes of the Companies with respect to a taxable period beginning on or after the Closing Date (or the portion, beginning on or after the Closing Date, of a Straddle Period) that would not have arisen but for a Code Section 481 adjustment (or a similar adjustment under state or local law) resulting from a change in method of accounting made prior to the Closing by a Company at the direction of Falk and Polk (and not SFX and Purchaser) other than any Section 481 adjustment resulting from the January 1 Election, any Section 338(h)(10) Election or the acquisition of the Purchased Shares hereunder;

provided, however, that Falk and Polk shall not so indemnify, defend or hold harmless the Purchaser, SFX or the Companies with respect to

                  (i) any amounts for which the Purchaser and SFX are responsible pursuant to Section 9.7 nor

                  (ii) any Taxes reflected as a liability or reserve on the Reference Balance Sheet.

         (b) Indemnification by SFX and Purchaser. SFX and Purchaser agree to hold the Sellers harmless from and against the following Taxes:

                  (i) any Taxes of the Companies with respect to any taxable period of the Companies beginning on the Closing Date and the portion beginning on the Closing Date of a Straddle Period, and

                  (ii) any Tax on any Section 481 adjustment resulting from the acquisition of the Purchased Shares hereunder (including any such adjustment resulting from the conversion of the Companies from S corporations to corporations taxable under Subchapter C of the Code or any comparable provision of state or local law, any change by the Companies from the cash to the accrual method of accounting in connection with such acquisition or any Section 338(h)(10) Election or the January 1 Election) and any Section 481 adjustment of the Companies resulting from a change in method of accounting made at the direction of SFX or Purchaser.

         (c) Definitions.

                  (i) "Adjustment Taxes" shall mean the excess of (i) any Taxes of the Companies payable after the Closing Date with respect to a Pre-Closing Period (including income Taxes of the Companies arising by reason of Section 1374 of the Code with respect to any assets held by the Companies prior to the Closing) that would not have arisen but for an audit or other adjustment by the IRS or other taxing authority over (ii) any Tax benefits to the Companies, SFX, the Purchaser or any of their Affiliates resulting from an adjustment giving rise to such Taxes.

                  (ii) "Controlling Party" shall mean (A) Falk and Polk for any Proceeding relating to a taxable period that ends prior to the Closing Date, including any such taxable period with respect to which a Section 338(h)(10) Election has been made; provided, however, that in the event that Falk and Polk so elect with respect to such a taxable period, Purchaser and SFX shall be the Controlling Party with respect to such a taxable period and (B) Purchaser and SFX for any Proceeding relating to a taxable period that includes but does not end on the day prior to the Closing Date with respect to the Companies or any taxable period that begins on the Closing Date with respect to the Companies.

                  (iii) "Noncontrolling Party" shall mean (A) Falk and Polk in the case of Proceedings with respect to which Purchaser and SFX are the Controlling Party and (B) Purchaser and SFX in the case of Proceedings with respect to which Falk and Polk are the Controlling Party.

                  (iv) "Pre-Closing Period" shall mean a taxable period ending prior to the Closing Date and the portion, ending on the day prior to the Closing Date, of a Straddle Period.

                  (v) "Straddle Period" shall mean a taxable period that includes the day prior to the Closing Date and does not end prior to the Closing Date.

         (d) Allocation of Taxes. In the case of a Straddle Period, (i) Taxes other than income or franchise Taxes shall be allocated on a per diem basis and
(ii) income or franchise Taxes shall be allocated based on an interim closing of the books. Tax items with respect to the S termination year of each Company, within the meaning of Section 1362(e) of the Code, shall be allocated based on an interim closing of the books. The parties agree to make the election provided in Section 1362(e)(3) of the Code, if necessary, to avoid the application of Section 1362(e)(2) of the Code.

         (e) Right to Refunds. Sellers shall be entitled to any credits or refunds of Taxes of either Company relating to any Pre-Closing Period (other than Taxes which are excluded from the indemnification hereunder). The amount of any credit or refund to which Sellers are entitled hereunder but which at any time subsequent to the Closing Date is received by or credited to Purchaser, or any Affiliate of Purchaser, shall be promptly paid over to Sellers following such receipt or the utilization by Purchaser or Affiliate of such credit, as the case may be.

         (f) Termination of Falk and Polk Tax Indemnity. The obligation of Falk and Polk, respectively, to indemnify, defend and hold harmless pursuant to this
Section 9.8 shall terminate on the earlier of the sixth anniversary of the Closing Date and the expiration of the applicable statute of limitations; provided, however, that such indemnity obligation shall survive with respect to any Tax which the applicable taxing authority has identified in writing pursuant to a Proceeding as potentially subject to adjustment.

         (g) Preparation of Tax Returns.

                  (i) Sellers shall prepare, or cause to be prepared, and shall file or cause to be filed, with the reasonable assistance and cooperation of the Companies, Purchaser and SFX, any income Tax return of, or which includes, a Company for any Pre-Closing Period (including a Straddle Period and any period with respect to which any Section 338(h)(10) Election is made). Such Tax returns shall be prepared and filed consistent with the past practice of the Companies.

                  (ii) Purchaser shall prepare, or cause to be prepared, and shall file or cause to be filed, any other Tax return of the Companies (except for any return filed in connection with a Proceeding, as defined below, controlled by Falk and Polk). Any such Tax return that includes a Pre-Closing Period shall be prepared and filed consistent with the past practice of the Companies, except to the extent that such past practice does not have substantial authority.

                  (h) Cooperation. Sellers, on the one hand, and the Companies, SFX and the Purchaser, on the other hand, shall provide each other with reasonable coopera-tion and assistance in connection with the preparation of any Tax return, audit or other examination by any taxing authority, any judicial or administrative proceedings relating to liability for Taxes (including refunds) and shall each provide to the other any records or information relevant to such return, audit or examination, proceedings or determination as are in their possession or subject to their control; provided, however, that notwithstanding any other provision hereunder, none of the Companies, the Purchaser, SFX or any other Person (other than the Tax Arbitrator) shall have any right to receive or obtain any information relating to, or have any rights with respect to, any Taxes or Tax returns of any of the Sellers, and the Sellers shall not have the right to Tax returns of Purchaser or SFX.

         9.9 Tax Contests.

         (a) Purchaser and SFX shall promptly notify Falk and Polk upon receipt of notice of any Tax audit or any proposed assessment relating to a Company if such audit or proposed assessment could give rise to a claim against Falk and Polk for indemnification pursuant to Section 9.8 and shall thereafter promptly forward to Falk and Polk copies of any communications received from or sent to any taxing authority by Purchaser and SFX or either Company in connection with any such audit or proceeding (a "Proceeding"); provided, however, that the failure of Purchaser and SFX to give Falk and Polk such prompt notice or to forward such communications as required herein shall not relieve Falk and Polk of any obligations under Section 9.8, except to the extent that Falk and Polk are actually prejudiced thereby.

         (b) In the case of any Proceeding with respect to a Company, the Controlling Party shall be entitled to appoint as lead counsel any legal counsel of its choice and shall control, at its expense, the conduct of the Proceeding; provided, however, that in the case of any such Proceeding, (i) the Controlling Party shall provide the Noncontrolling Party with a timely and reasonably detailed account of each stage of such Proceeding and a copy of the portions of all documents relating to such Proceeding which are relevant to any Tax for which the Noncontrolling Party may be required to indemnify or may otherwise be liable, (ii) the Controlling Party shall consult with the Noncontrolling Party before taking any significant action in connection with such Proceeding that might adversely affect the Noncontrolling Party, (iii) the Controlling Party shall consult with the Noncontrolling Party and offer the Noncontrolling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Proceeding (including, to the extent practicable, any documents furnished to the applicable taxing authority in connection with any discovery request) to the extent such materials concern matters in such Proceeding that could adversely affect the Noncontrolling Party, (iv) the Controlling Party shall defend such Proceeding diligently and in good faith as if the Controlling Party were the only party in interest in connection with such Proceeding and the Noncontrolling Party shall reasonably facilitate to the extent requested by the Controlling Party, and shall not impede, such Proceeding, (v) the Controlling Party shall not (except in the case of any Proceeding with respect to a Pre-Closing Period that ends prior to the Closing Date if Falk and Polk are the Controlling Party) settle, compromise or abandon any such Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, of the Noncontrolling Party if such settlement, compromise or abandonment might have an adverse impact on the Noncontrolling Party; (vi) in the event that Falk and Polk have elected to appoint SFX and Purchaser as the Controlling Party pursuant to the proviso in Section 9.8(c)(ii)(A) and if SFX and Purchaser lose such Proceeding, Falk and Polk shall reimburse SFX and Purchaser for 90 percent of the out-of-pocket costs incurred by SFX and Purchaser in connection with such Proceeding (to the extent such costs are properly attributable to the Tax in connection with such Proceeding for which Falk and Polk are responsible hereunder) but not in excess of 20 percent of the amount of the Tax for which Falk and Polk are responsible in connection with such Proceeding; (vii) notwithstanding any other provision, SFX and Purchaser shall bear any cost in connection with a Proceeding to the extent such cost is properly attributable to the Tax in connection with such Proceeding for which SFX and Purchaser are responsible pursuant to Section 9.7 and (viii) in the event Falk and Polk are acting as the Controlling Party, they shall promptly notify Purchaser and SFX of any issue raised in connection with an audit for which Falk and Polk will not be liable if the contest shall prove unsuccessful and shall offer SFX and Purchaser the opportunity to participate fully in the Proceeding to the extent the Proceeding relates to the issues for which Sellers will not be liable. In the event that the Noncontrolling Party reasonably withholds consent pursuant to clause (v) above, the Noncontrolling Party may assume the defense of the Proceeding at its expense and the Controlling Party's liability with respect thereto shall not exceed the amount of liability that the Controlling Party would have had under the proposed settlement.


                                   ARTICLE X

                                INDEMNIFICATION

         10.1 Indemnification by Sellers. Each Seller, severally and not jointly agrees with respect to Sections 3.2 and 3.22 and Falk and Polk jointly and severally with each other, agree, and Higgins, individually, agrees, with respect to Section 3.4 and Section 10.1(b), to indemnify, defend and hold harmless Purchaser and SFX and all their respective officers, directors, shareholders, employees and agents after the Closing Date from and against any liability, obligation, loss, Lien, cost, damage and expense (including reasonable legal and accounting fees incurred in defending or prosecuting any claim for any such liability, loss or damage) arising out of or resulting from:

                  (a) any inaccuracy in or breach of any representation or warranty contained in Section 3.2, 3.4, or 3.22 of this Agreement or the Schedules related thereto; or

                  (b) any brokers' commissions, finders' fees or other like payments incurred or alleged to have been incurred by such Seller in connection with the sale of any of the Purchased Shares or the consummation of the transactions contemplated by this Agreement.

         10.2 Limitation on Indemnification. The amount of liability of Sellers arising out of the indemnifications provided for in Section 10.1 and Section
9.8 shall be subject to the limitation that no Seller shall have any liability under any provisions of Section 10.1 and Section 9.8 until the aggregate of all losses, liabilities, obligations, Liens, damages, costs and expenses relating thereto for which Sellers would but for this Section 10.2 be liable exceeds $100,000 (other than for breach of a representation and warranty contained in Section 3.2 as to which there shall be no such threshold) in which event Sellers shall be liable for all of such losses, liabilities, costs and expenses; provided that in no event shall the aggregate amount of the liability of Sellers arising out of the indemnifications provided for in Section 10.1 and
Section 9.8 exceed $12,500,000. In addition, no claims for indemnification under Section 10.1 may be made on the basis of the matter referred to on
Schedule 10.2.

         10.3 Indemnification by Purchaser and SFX. Purchaser and SFX agree to indemnify, defend and hold harmless each Seller after the Closing Date from and against any liability, obligation, loss, Lien, cost, damage and expense (including reasonable legal and accounting fees incurred in defending or prosecuting any claim for any such liability, loss or damage) arising out of or resulting from:

         (a) any inaccuracy in or breach of any representation or warranty of Purchaser or SFX contained in this Agreement (or in any document, writing or certificate delivered by Purchaser under this Agreement), or the failure by Purchaser or SFX to perform any of its respective covenants or obligations hereunder; or

         (b) any brokers' commissions, finders' fees or other like payments incurred or alleged to have been incurred by Purchaser in connection with the purchase of the Purchased Shares or the consummation of the transactions contemplated by this Agreement;

         10.4 Specific Breaches. The breach of a specific representation, warranty, or agreement by Sellers or Purchaser or SFX, as applicable, shall be determined whether or not, apart from such specific representation, warranty or agreement, the transactions provided for in this Agreement prove to be more favorable to SFX or Purchaser or Sellers, as applicable, and whether or not the facts and circumstances covered by any one or more of the other representations, warranties or agreements made by Sellers or Purchaser prove to be more favorable than so represented and warranted.

         10.5 Procedure for Indemnification. If any Person shall claim indemnification (the "Indemnified Party") hereunder for any claim other than a third party claim, the Indemnified Party shall promptly give written notice to the other party from whom indemnification is sought (the "Indemnifying Party") of the nature and amount of the claim. If an Indemnified Party shall claim indemnification hereunder arising from any claim or demand of a third party, the Indemnified Party shall promptly give written notice (a "Third-Party Notice") to the Indemnifying Party of the basis for such claim or demand, setting forth the nature of the claim or demand in detail. With respect to any notice, no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder except to the extent that the Indemnifying Party thereby is prejudiced. The Indemnifying Party shall have the right to compromise or, if appropriate, defend at its own cost and through counsel of its own choosing reasonably satisfactory to the Indemnified Party, any claim or demand giving rise to any such claim for indemnification. In the event the Indemnifying Party undertakes to compromise or defend any such claim or demand, it shall promptly (and in any event, no later than fifteen (15) days after receipt of a Third-Party Notice) notify the Indemnified Party in writing of its intention to do so and shall give the Indemnifying Party such security in that regard as the Indemnified Party reasonably may request. The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim or demand. After the assumption of the defense by the Indemnifying Party, the Indemnifying Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnified Party, in connection with such defense, but the Indemnified Party may participate in such defense at its own expense; provided, however, that if such Indemnified Party shall have been advised by counsel that representation of such Indemnified Party by counsel provided by the Indemnifying Party would be inappropriate due to actual or potential conflicting interests between such Indemnified Party and the Indemnifying Party, including situations in which there are one or more legal defenses available to such Indemnified Party that are different or in addition to those available to the Indemnifying Party, then such Indemnifying Party shall remain liable for such expenses. No settlement of a third party claim or demand defended by the Indemnifying Party shall be made without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnifying Party shall not, except with the prior written consent of the Indemnified Party, consent to the entry of a judgment or settlement which (i) is for other than solely money damages or (ii) does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such third party claim or demand.

         10.6 Survivability of Indemnity. The indemnities contained in Section
10.1 shall expire on that date which is six months after the Closing Date, except with respect to claims under Section 3.2 as to which the indemnification obligation shall survive until thirty (30) days after the expiration of any applicable statute of limitations; provided, that if at the stated expiration of any indemnification obligation there shall then be pending any indemnification claim by a Person, such Person shall continue to have the right to such indemnification with respect to such claim notwithstanding such expiration.

         10.7 Payment. Except for third-party claims being defended in good faith by the Indemnifying Party in accordance with Section 10.5, the Indemnifying Party shall satisfy its obligations hereunder within fifteen (15) days after receipt of notice of a claim. Any amount not paid to the Indemnified Party by such date shall bear interest at a rate equal to nine percent (9%) per annum from the date due until the date paid.


                                   ARTICLE XI

                                  TERMINATION

         11.1 Rights to Terminate. This Agreement may be terminated at any time prior to the Closing only as follows:

                  (a) by mutual written consent of Sellers and Purchaser;

                  (b) by Falk or by Purchaser if, at or before July 15, 1998, any condition set forth herein (other than the conditions set forth in Sections 6.1(g) and 7.1(e)) for the benefit of Sellers or Purchaser, respectively, shall not have been timely met and shall have become incapable of fulfillment on or before July 15, 1998 and shall not have been waived; or

                  (c) by Purchaser or Falk if the Closing shall not have occurred on or before July 15, 1998; provided, however, that if the sole reason or reasons for the failure of the Closing to have occurred on or before July 15, 1998 is the failure of the waiting period required by the Hart-Scott-Rodino Act in respect of the transactions contemplated hereby to have expired or been terminated, or any other approvals required thereunder to have been obtained, or the failure to have obtained any other approval or consent of any governmental Authority that is required in respect thereof, then, in any such event, this Agreement may not be terminated by Purchaser or Falk as at July 15, 1998, but either may do so if the Closing shall not have occurred on or before September 15, 1998.

                  Each party's right of termination hereunder is in addition to any of the rights it may have hereunder or otherwise.

                  11.2 Effects of Termination. Notwithstanding any other provision of this Agreement, no termination of this Agreement shall release (i) any party of any liabilities or obligations arising hereunder for any willful breaches of any covenants made herein or
         (ii) any party from its obligations under Section 12.12.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         12.1 Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission, (b) if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mails and (c) if given by courier or other means, when received or personally delivered, and, in any such case, addressed as follows:

(i)      if to Purchaser:

                         SFX Sports Group, Inc.
                         650 Madison Avenue
                         New York, New York  10022
                         Attention:  Howard J. Tytel
                         Telephone:  (212) 838-3100
                         Facsimile:  (212) 753-3188

                         with a copy to:

                         Winston & Strawn
                         200 Park Avenue
                         New York, New York 10166
                         Attention:  Jonathan Goldstein
                         Telephone:  (212) 294-6714
                         Facsimile:  (212) 294-4700

(ii)     if to SFX:

                         SFX Entertainment, Inc.
                         650 Madison Avenue
                         New York, New York  10022
                         Attention:  Howard J. Tytel
                         Telephone:  (212) 838-3100
                         Facsimile:  (212) 753-3188

                         with a copy to:

                         Winston & Strawn
                         200 Park Avenue
                         New York, New York 10166
                         Attention:  Jonathan Goldstein
                         Telephone:  (212) 294-6714
                         Facsimile:  (212) 294-4700

(iii)    if to any Seller:

                         c/o Falk Associates
                         Management Enterprises, Inc.
                         5335 Wisconsin Avenue, N.W.
                         Washington, D.C.  20015
                         Telephone:  (202) 686-2000
                         Facsimile:  (202) 686-5050

                         with a copy to:

                         Wachtell, Lipton, Rosen & Katz
                         51 West 52nd Street
                         New York, New York  10019
                         Attention:  Mitchell Presser
                         Telephone:  (212) 403-1000
                         Facsimile:  (212) 403-2000

or to such other addresses as may be specified by any such Persons to the other Persons, pursuant to notice given by such Person in accordance with the provisions of this Section 12.1.

         12.2 Assignment. Except as provided in Section 2.6, no party may assign or transfer any or all of its rights or obligations under this Agreement without the prior written approval of all the other parties.

         12.3 Benefit of the Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be construed so as to confer any right or benefit upon any Person, other than the parties hereto and their respective successors and permitted assigns.

         12.4 Exhibits and Schedules. The Exhibits and Schedules hereto shall be construed with and as an integral part of this Agreement to the same effect as if the contents thereof had been set forth verbatim herein.

         12.5 Headings. The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

         12.6 Entire Agreement. Except with respect to the Confidentiality Agreement, this Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound thereby and dated on or after the date hereof.

         12.7 Modifications and Waivers. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the date hereof and signed by Purchaser and Sellers. No waiver of any breach, term or condition of this Agreement by any party shall constitute a subsequent waiver of the same or any other breach, term or condition.

         12.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.9 Severability. In case any one or more of the provisions contained herein for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

         12.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

         12.11 JURISDICTION; SERVICE OF PROCESS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NONCONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN).

         12.12 Expenses. Except as otherwise expressly provided herein, each party hereto shall pay all of its own costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.



SFX SPORTS GROUP, INC.

By:   /s/ Howard J. Tytel
      ---------------------------------------------------

Title:  Executive Vice President
        -------------------------------------------------

SFX ENTERTAINMENT, INC.

By:   /s/ Howard J. Tytel
      ---------------------------------------------------

Title:  Executive Vice President
        -------------------------------------------------



SELLERS:                                 FAME SHARES:         FINANCIAL SHARES:


/s/ David Falk                                850                    850
-----------------------------------     -------------        ------------------
DAVID FALK


                                              150                    150
/s/ Curtis Polk
-----------------------------------     -------------        ------------------
CURTIS POLK


/s/ G. Michael Higgins
-----------------------------------            0                      0
G. MICHAEL HIGGINS



TOTAL:                                       1,000                 1,000
                                        =============        ==================